      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON       , 1997
                                                       REGISTRATION NO. 333-4778
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        ELECTRONICS COMMUNICATIONS CORP.
               (Exact name of issuer as specified in its charter)

                         DELAWARE                                                    11-2649088
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

            10 PLOG ROAD, FAIRFIELD, NEW JERSEY                                         07004
         (Address of Principal Executive Offices)                                    (Zip Code)

                          WILLIAM S. TAYLOR, PRESIDENT
                        ELECTRONICS COMMUNICATIONS CORP.
                                  10 PLOG ROAD
                              FAIRFIELD, NJ 07004
                    (Name and address of agent for service)

                                 (201) 808-8862
          (Telephone number, including area code of agent for service)
                         ------------------------------

                                   COPIES TO:

                            JOEL C. SCHNEIDER, ESQ.
                             Sommer & Schneider LLP
                        600 Old Country Road, Suite 535
                             Garden City, NY 11530
                                 (516) 228-8181

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED            PROPOSED
TITLE OF SECURITIES                              AMOUNT TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
TO BE REGISTERED                                  REGISTERED       PRICE PER SHARE      OFFERING PRICE     REGISTRATION FEE

Common Stock, $.05 par value................       104,145              $2.375             $247,344           $85.16(1)
A Warrants..................................       800,000              $1.00              $800,000           $275.44(1)
Common Stock, $.05 par value(2).............       800,000             $2.25(5)         $1,800,000(5)         $620.69(6)
Common Stock, $.05 par value(3).............       280,000              $1.50              $420,000           $127.28(4)
A Warrants(3)...............................       560,000              $0.625             $350,000           $106.06(4)
Common Stock, $.05 par value(2)(3)..........       560,000             $2.25(5)           $1,260,000          $381.82(4)
Total.......................................                                              $4,877,344          $1,596.45



(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's A Warrants and Common Stock on April 26, 1996 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the NASDAQ SmallCap Market. The registration fee for these shares has previously been paid with the initial filing of this Form S-3.


(2) Issuable upon the exercise of A Warrants.


(3) These shares have not been included on the previous three Pre-Effective Amendments to Form S-3. At this time the Company wishes to have these shares registered.



(4) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's A Warrants and Common Stock on February 20, 1997 a date within five (5) days prior to the date of filing Pre-Effective Amendment No. 4 to Form S-3, as reported by the NASDAQ SmallCap Market. The registration fee with respect to these shares is being paid simultaneously with the filing of this Pre-Effective Amendment No. 4 to Form S-3.



(5) On or about December 24, 1996 the board of directors authorized a reduction in the exercise price of the A Warrants from $5.00 to $2.25.



(6) The Company has paid a registration fee of $1,377.20 for these A Warrants based on a exercise price of $5.00 with the initial filing of this Form S-3.

                         ------------------------------

Documents Incorporated by Reference    /X/ Yes  / / No

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY PROSPECTUS           SUBJECT TO COMPLETION DATED

                        ELECTRONICS COMMUNICATIONS CORP.


                         384,145 SHARES OF COMMON STOCK
               1,360,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE
             WARRANTS AND 1,360,000 SHARES OF COMMON STOCK ISSUABLE
                UPON EXERCISE OF CLASS A REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS.

                               ------------------


    This Prospectus relates to 384,145 shares of Common Stock, par value $.05 (the "Common Stock"), 1,360,000 Class A Redeemable Common Stock Purchase Warrants ("A Warrants") and 1,360,000 shares of Common Stock issuable upon the exercise of the A Warrants. The Common Stock, A Warrants and the shares of the Company's Common Stock underlying the A Warrants will be sold by holders of such securities. See "Selling Securityholders." Each A Warrant entitles the holder thereof to purchase one share of Common Stock, at $2.25 per share during the period from May 12, 1995 to May 12, 1999 (the "Exercise Period"). The A Warrants are subject to redemption by the Company, with the prior consent of Investors Associates, Inc., the representative ("Representative") of the several underwriters (the "Underwriters) of the Company's public offering consummated on May 19, 1995, at $.001 per A Warrant at anytime following May 12, 1996, on 45 days prior written notice, provided the closing bid quotation for the Common Stock on NASDAQ is at least $8.00 for the 20 consecutive trading days ending three days prior to the notice of redemption. See "Selling Securityholders" and "Description of Securities." The Common Stock, A Warrants and shares of Common Stock issuable upon the exercise of A Warrants are sometimes collectively referred to herein as the "Securities".



    The Company will not receive any of the proceeds from the sales of shares of Common Stock or A Warrants by the holders of such Securities listed herein under the caption "Selling Securityholders" (the "Selling Securityholders"). The Securities may be offered from time to time by the Selling Securityholders, through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or negotiated prices. See "Selling Securityholders."


    The Selling Securityholders maybe deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders' Securities as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders' Securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders' offered by Selling Securityholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Securityholders' Securities will be borne by the Selling Securityholders.

    No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the A Warrants and Common Stock by the Selling Securityholders, may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders, in connection with sale of the Securities.

                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" APPEARING ON PAGES 13-27.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS                .

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1204, Washington, DC 20549; at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and at 75 Park Place, Suite 1400, New York, NY 10007. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, DC 20002.

                           REPORTS TO SECURITYHOLDERS

    The Company furnishes its stockholders with annual reports containing financial statements audited by independent certified public accountants.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents are incorporated by reference in this Registration Statement and made a part hereof:

    (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;


    (b) The Company's Amended Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1995;


    (c) The Company's Amended Annual Report on Form 10-KSB/A-2 for the fiscal year ended December 31, 1995;

    (d) The Company's Amended Annual Report on Form 10-KSB/A-3 for the fiscal year ended December 31, 1995;

    (e) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

    (f) The Company's Amended Quarterly Report on Form 10-QSB/A-1 for the quarter ended March 31, 1996;

    (g) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996;

    (h) The Company's Amended Quarterly Report on Form 10-QSB/A-1 for the quarter ended June 30, 1996;

    (i) The Company's Prospectus filed pursuant to Rule 424(b) on May 15, 1995 as part of Registration No. 33-89336;

    (j) The Company's Form 8-K dated June 28, 1996;

    (k) The Company's Amended Form 8-K/A-1 dated June 28, 1996;

    (l) The Company's Amended Form 8-K/A-2 dated June 28, 1996;

   (m) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996;

    (n) The Company's Amended Quarterly Report on Form 10-QSB/A-1 for the quarter ended September 30, 1996; and

    (o) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

    Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to Brenda Taylor, Corporate Secretary, Electronics Communications Corp., 10 Plog Road, Fairfield, New Jersey 07004, telephone number (201) 808-8862.

    Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR SOLICITATION OF OFFERS TO PURCHASE THE SECURITIES OFFERED HEREBY.

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

THE COMPANY

    The Company intends to continue to mature as a full-service, regional, telecommunications company, which management believes is positioned to take advantage of the rapidly emerging wireless telecommunications marketplace through its advanced technologies and services. The Company operates its own United States Federal Communications Commission ("FCC") licensed, state-of-the-art, Glenayre 900 Mhz Flex-TM- Paging Network, covering metropolitan New York, New Jersey, lower Connecticut and downtown Philadelphia, a trunked radio paging network, is a reseller of airtime on third-party paging networks, and acts as an agent in the solicitation of activation of cellular telephone numbers and service. Significantly, the Company is also engaged in the development and construction of facilities for a Personal Communications Services ("PCS") network, as a predicate to becoming an operating company to provide PCS services pursuant to licenses ("PCS Licenses") recently acquired at FCC auction, covering nearly 1.5 million POPs (points of population). The Company's PCS licenses cover the following markets: Bangor/Lewiston-- Auburn/Waterville--Augusta, Maine; Burlington/Rutland--Bennington, Vermont; and Elmira--Corning--Hornell, New York (the "PCS License Area"). The new PCS technology utilizes higher radio frequencies auctioned by the FCC, and substantially reduces static and improves reliability as compared to existing non-digital cellular telephones. The advanced PCS phones will also offer many features unavailable on current cellular telephones, such as paging, fax, E-mail and Caller I.D. capabilities.


    The Company's principal source of revenue is currently derived from its activities as an agent for Bell Atlantic NYNEX Mobile, Inc. ("BANMC"), with respect to the sale of cellular telephone service and related equipment. The Company believes it is one of only two active "Master Agents" for BANMC, pursuant to separate agreements with BANMC's component companies, "NYNEX" with respect to the sale of cellular service in the New York Metropolitan Area, and with "Bell Atlantic", with respect to New Jersey. These contractual relationships, which are subject to periodic renewal, enable the Company to appoint subagents to serve as part of its dealer network and direct sales force to re-sell cellular service in the New York Metropolitan Area, all of New Jersey and in Philadelphia.



    The Company's emergence as a wireless telecommunications carrier will represent a material change in the focus and direction of the Company's operations, which previously centered upon the Company's role as a distributor of communications, consumer, and business-oriented electronics products. Those operations, which were principally carried on by the Company's wholly owned subsidiary, Free Trade Distributors, Inc., have been substantially eliminated or reduced, so that the Company could take on its new focus within the telecommunications arena.


    The Company's offices are located at 10 Plog Road, Fairfield, NJ 07004. Its telephone number is (201) 808-8862.

                                  THE OFFERING


Common Stock being offered by Selling
  Securityholders............................  384,145

A Warrants being offered by Selling
  Securityholders............................  1,360,000

A Warrants Outstanding.......................  6,260,000

Common Stock Outstanding assuming no exercise
  of outstanding A Warrants..................  12,195,515

Series B Preferred Non-Voting Convertible
  Stock......................................  4,000,000

NASDAQ Symbols for:

  Common Stock...............................  "ELC"

  A Warrants.................................  "ELCCW"

Boston Stock Exchange Symbols for:

  Common Stock...............................  "ELCC"

  A Warrants.................................  "ELCW"

Description of A Warrants....................  Each A Warrant is exercisable during the period from May 12, 1995 to May 12, 1999.
                                               Each A Warrant entitles the holder to
                                               purchase one share of Common Stock at a price
                                               of $2.25. The A Warrants are redeemable by
                                               the Company at $.001 per A Warrant under
                                               certain conditions. See "Description of
                                               Securities".

Risk Factors.................................  An investment in the Securities offered hereby involves a high degree of risk.
                                               Prospective investors should review carefully
                                               and consider the factors described in "Risk
                                               Factors".

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table sets forth certain summary consolidated financial data of the Company and its subsidiaries at the dates and for the periods indicated. These summary consolidated financial data do not purport to be complete and should be read in conjunction with the audited consolidated financial statements and notes thereto set forth in the Company's audited financial statements for the fiscal year ended December 31, 1996, as amended, which financial statements are set forth herein, and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein.



                                                                          YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                                1996               1995               1994
                                                          -----------------  -----------------  -----------------

STATEMENTS OF OPERATIONS DATA:

Revenue.................................................    $   7,357,437      $   8,736,515      $   9,423,964

Gross Profit............................................        1,164,668          1,172,421          1,241,277

Operating Income (Loss)

  Before Other Expenses and Income Taxes................       (5,456,687)        (1,967,823)           125,460

  Income (Loss) Before Income Taxes.....................       (5,664,054)        (2,628,959)            34,093

Net Income (Loss).......................................       (5,664,054)        (2,628,959)            29,819

Earnings (Loss) Per Share, Fully Diluted................            (1.06)             (1.11)               .02

Weighted Average Common Shares and Equivalent Shares
  Outstanding, Fully Diluted............................        5,337,876          2,368,809          1,506,227



                                                          DECEMBER 31, 1996  DECEMBER 31, 1995  DECEMBER 31, 1994
                                                               ACTUAL             ACTUAL             ACTUAL
                                                          -----------------  -----------------  -----------------

BALANCE SHEET DATA:

Current Assets..........................................    $   1,170,660          $5,428,434     $   2,309,894

Total Assets............................................       32,274,066          6,246,658          3,231,332

Working Capital (Deficit)...............................       (3,956,977)         1,724,852           (615,872)

Total Liabilities.......................................       29,724,227          3,782,383          2,925,766

Minority Interest.......................................          415,474

Stockholders' Equity....................................        2,134,365          2,464,275            305,566

                     PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following Unaudited Pro Forma Statements of Operations for the years ended December 31, 1996 and December 31, 1995 gives effect to the Company's acquisition of 51% of Threshold Communications, Inc. ("TCI"), and the acquisition by TCI of General Communications and Electronics, Inc. ("GCE") and General Towers of America, Inc. ("GTA") as if this transaction occurred in the beginning of the periods specified. The Unaudited Pro Forma Consolidated Statements of Operations are for the periods ending December 31, 1996 and December 31, 1995. All of the entities presented have either historically or pro forma used calendar year ends for reporting purposes.



                                                            YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------

STATEMENTS OF OPERATIONS DATA:

Sales..................................................    $   8,492,801      $  11,097,096

Gross Profit...........................................        1,678,954          2,259,454

Operating Income (Loss)

  Before Other Expenses and Income Taxes...............       (4,835,844)        (1,655,980)

  Income (Loss) Before Income Taxes....................       (5,815,046)        (2,652,769)

Net Income.............................................       (5,815,046)        (2,652,769)

Earnings (Loss) Per Share, Fully Diluted...............            (1.09)             (0.81)

Weighted Average Common Shares and Equivalent Shares
  Outstanding, Fully Diluted...........................        5,337,876          3,267,657

                        RECENT SIGNIFICANT DEVELOPMENTS


    On June 28, 1996, the Company completed the acquisition of 51% of the issued and outstanding stock of TCI for an aggregate purchase price of $1,114,000. Previously, the Company loaned TCI an aggregate of $725,000, which in addition to 194,500 shares of the Company's Common Stock (at the time was $2.00 per share) represented the consideration paid by the Company. TCI is a recently formed corporation engaged in the radio paging business. Prior to the acquisition, TCI acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long-term lease for a paging transmission site.


    On March 22, 1996 TCI acquired substantially all of the assets and assumed certain liabilities of GCE. As part of the transaction with GCE, TCI, became a paging reseller with a subscriber base of approximately 9,000 persons. TCI offers paging service primarily through various paging carriers in the New York metropolitan area. TCI offers national paging service through a sales and distribution agreement with Skytel. Under this agreement, TCI pursues regional and national accounts through its present dealer network in the paging service area (the "Paging Service Area"). TCI also has the necessary infrastructure to operate a paging operation, including but not limited to a full service technical shop and repair facility, engineering capability, marketing and sales force, billing and collection systems and ancillary product support capability for paging related products.


    TCI was formed to engage in the radio paging business shortly before its acquisition of GCE. Prior the Company's acquisition of a 51% ownership interest in TCI, TCI had acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long term lease for a paging transmission site. Joseph
P. Albanese, Sr., the founder of TCI, arranged for the acquisition of a paging transmission site in West Orange, New Jersey, the proximity of which to certain telephone company switching facilities represented substantial economies of scale if incorporated into the Company's business, and arranged for the purchase of a 2,000 customer base from Skytel. After the Company was unsuccessful, Mr. Albanese was able to consummate a transaction for the purchase of GCE, at a substantially reduced aggregate consideration than was offered by the Company in a failed bid to acquire GCE, and its valuable FCC 900 MHz paging license. In connection with TCI's acquisition of GCE, the Company assumed a $350,000 non-interest bearing note payable to a corporation owned by a shareholder of the Company. The balance of this loan was $265,121 as of December 31, 1996.


    On January 16, 1996 the Company consummated a private placement offering of 69,430 shares of the Company's $.05 par value common stock at a price of $2.25 per share. The total offering resulted in gross proceeds of $156,218. The proceeds of this offering were utilized as general working capital. Each subscriber, in addition to the shares, received demand registration rights, which require the Company to file a registration statement upon request of 25% or more of the shares sold in the offering at anytime during the 18 month period commencing 30 days from the closing date.

    In March 1996, the subscribers demanded that the Company file a registration statement covering their shares. The Company at that time was unable to comply with the request. In order to avoid potential litigation for failing to file a registration statement on a timely basis, the Company issued an aggregate of 34,715 additional shares to the subscribers. These shares along with the original 69,430 shares are being registered for possible sale pursuant to this Prospectus.


    On February 29, 1996, the Company entered into a financing arrangement with a corporation in the amount of $134,000. The proceeds of this loan were utilized as general working capital. Interest is payable at a rate of 10% in monthly installments of $1,117. The loan becomes due on February 28, 1997. As additional consideration, the Company issued the corporation 800,000 A Warrants with 90 day registration rights and "piggy back" registration rights with any other offering of the Company. These A Warrants are being registered for possible sale pursuant to this Prospectus.

    At approximately the same time, the Company also experienced a cash shortfall and was unable to post the required deposit to be entitled to bid at the FCC auction. To assist the Company in obtaining financing to facilitate its bid, William S. Taylor, Les Winder, Brenda Taylor and Robert DePalo guaranteed loans by the Company in the sum of approximately $1,150,000 and posted certain cash collateral.



    The board of directors authorized the purchase of 24 shares by such persons (six (6) shares each) of Personal Communications Network, Inc. ("PCN") sole class of authorized and issued common stock and the grant of 2,300,000 A Warrants. The purchase of the PCN stock and delivery of the A Warrants were subject to certain conditions relating to the grant of the PCS Licenses, and delivery of the FCC notes (the "FCC Notes") and related security agreements by the Company. As a result, the closing of these transactions has not yet occurred.



    On March 21, 1996, the Company entered into a letter of intent with an investment banking firm (the "Placement Agent"), pursuant to which the Company offered up to $6,000,000 principal amount of the Company's Subordinated Convertible Debentures (the "Debentures"). The Company sold an aggregate of $2,990,000 of the Debentures in two tranches after which the Company and Placement Agent agreed to terminate the offering. William S. Taylor, Les Winder, Brenda Taylor, and Robert DePalo personally guaranteed the principal amount of the Debentures. The principal amount of the Debentures was convertible into shares of the Company's Common Stock at the option of the holder, 41 day after issuance, at a price equivalent to 25% discount from the average high closing bid price for five days prior to the conversion or $1.50, whichever is less. The Debentures bear interest at the rate of 5% per annum payable on April 1 of each year commencing April 1, 1997. The Debentures are redeemable and callable for conversion under certain circumstances. The Company paid the Placement Agent a placement fee equal to 10% of the gross proceeds, a 2% non-accountable expense allowance and 200,000 warrants to purchase the Company's Common Stock at $2.25 per share. The Company used the proceeds of this offering pay its downpayment for the licenses it won in the recently concluded PCS auction (the "PCS Auction"), to build out its paging system and for general working capital purposes. The Debentureholders converted their Debentures into shares of the Company's Common Stock from June 25, 1996 to September 9, 1996 (the "Conversion Period"). The average price at which the Debentures were converted was $0.52 per share of Common Stock. The average bid price of the Company's Common Stock during the Conversion Period was $0.65 per share. The highest conversion price was $1.50 per share of Common Stock on June 25, 1996 (the average closing bid price for the preceding five days was $1.87) and the lowest conversion price was $0.3984 per share of Common Stock (the average bid price for the preceding five days was $0.50). The conversion of the Debentures was not induced by the Company. The holders of the Debentures exercised the conversion feature contained in the Debentures, which provided for conversion at the sole option of the holder. As of the date hereof, all $2,990,000 principal amount of the Debentures has converted into an aggregate of 5,706,822 shares of the Company's Common Stock.


    On May 8, 1996, the Company won six PCS Licenses. The total winning bids amounted to $26,452,200, after the 25% discount provided to small business which the Company qualifies for, under the terms of the auction. The Company has deposited $2,645,220 with the FCC which equals 10% of the cost of the licenses.

    Subsequently, on October 7, 1996, the Company entered into an agreement with Emerging Technologies Inc. ("EGT") for consulting, investment banking, financial planning and strategy, and business introduction services, for purposes of, among other things, introducing the Company to various third party strategic partners. Management believed that it could not have obtained these services and introductions without the assistance of EGT, and believes that EGT, through the unique contacts and resources of its principals, valuable business contacts and resources could substantially assist the Company in its long and short term goals. Accordingly, in the absence of adequate capital, and unable to negotiate an alternative which management considered as adequate, the Company consented to EGT's demand for the immediate transfer of 10% of PCN's authorized and outstanding common stock, its sole class of stock, although some of the services were prospective in nature.

    On September 17, 1996, the FCC officially awarded the six PCS Licenses to the Company. In connection therewith, the Company entered into six separate Installment Payment Plan Notes ("Plan Notes") with the FCC in the aggregate amount of $23,807,010. Interest only is due commencing December 31, 1996, with the first payment of $479,400.84 and subsequent payments in equal consecutive quarterly installments of $416,622.16 ($1,666,488.64 annually) until September 30, 2002. Commencing December 31, 2002, the Company shall pay principal and interest in equal quarterly installments of $1,718,853.88 ($6,875,415.52 annually) until September 30, 2006 (the "Maturity Date"). The entire unpaid principal amount, together with accrued and unpaid interest on the Plan Notes and all remaining obligations thereunder, shall be due and payable on the Maturity Date.



    On September 20, 1996, the Company entered into a loan agreement with the Marrotta Group ("Marrotta"), pursuant to which the Company borrowed $500,000. This loan, which was obtained to provide the Company with the ability to meet its additional shortfalls on a further deposit with the FCC, was arranged by Robert DePalo, a director, pursuant to a personal and business relationship with the Marrotta Group, and one or more of its principal shareholders. The loan bears interest at the rate of 10% per annum, and becomes due and payable on or before June 20, 1997; however, the Company may request an automatic three (3) month extension on the due date. As additional consideration for making the loan, the Company agreed to issue to Marrotta 200,000 shares of the Company's Common Stock, and 400,000 A Warrants, with demand and piggyback registration rights. These shares of Common Stock and A Warrants are being registered for possible sale pursuant to this Prospectus.


    On September 4, 1996, the Company entered into a Client Service Agreement with Great Deals, Inc. ("Great Deals"). Pursuant to the terms of this agreement, Great Deals was hired as a financial public relations consultant, to promote the Company's business to the financial community. The term of the agreement is for two years. In consideration of the services to be performed by Great Deals, the Company issued 2,300,000 shares of the Company's Common Stock to Great Deals. In addition, the Company registered these shares on an S-8 registration statement.

    On October 9, 1996, the Company entered into a loan with Robert DePalo, a director of the Company, pursuant to which the Company borrowed $180,000. This loan bears interest at the rate of 10% per annum. The loan is due upon three days written demand. The Company used the proceeds of this loan for general corporate purposes.


    On October 21, 1996 the Company entered into a loan agreement with Strategic Marketing Int'l Inc. ("Strategic"), pursuant to which the Company borrowed $200,000. This loan bears interest at the rate of 10% per annum, and becomes due and payable on October 21, 1997. As additional consideration for making the loan, the Company agreed to issue to Strategic 80,000 shares of the Company's Common Stock and 160,000 A Warrants, with demand and piggy back registration rights. The Company used the proceeds of the loan for general corporate purposes. These shares of Common Stock and A Warrants are being registered for possible sale pursuant to this Prospectus.



    On September 12, 1996 the board of directors of the Company authorized a 20% increase in the annual salaries of each William Taylor and Les Winder, and an annual salary of $75,000 for Brenda Taylor. Each of William Taylor and Les Winder have agreed to defer their respective increases in salary until the Company's cash flow improves. Additionally, due to cash flow shortfalls, each of Messrs. Taylor, Winder, DePalo and Brenda Taylor deferred payment of their salary from the beginning of November 1996 to the beginning of January 1997. Decisions to reinstate such amount lie within the discretion of such individuals as management of the Company.


    On May 22, 1996 the Company sold an aggregate of 500,000 shares of its Common Stock for $625,000 or $1.25 per share to three unrelated parties. On May 22, 1996 the Company's Common Stock was trading at $2.00, the Company sold the stock at a discount to market due to the fact the stock was restricted, and the large quantity of shares made the stock relatively illiquid in comparison to the Company's average daily volume prior to May 22, 1996. The Company received net proceeds from this sale of $543,750. The Company utilized the proceeds generated by this issuance of stock for general working capital purposes.

    On March 4, 1996 the Company commenced an action entitled Electronics Communications Corp. as Plaintiff against Toshiba America Consumer Products, Inc. ("Toshiba") and Audiovox Corporation ("Audiovox"), case number 96 Civ. 1565 in the United States District Court, Southern District of New York. The complaint asserts claims for antitrust, breach of contract, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $5,000,000. This action was commenced because the Company expended significant monies and resources including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of a South American cellular telephone program which the Company was to undertake exclusively on behalf of Toshiba. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This unilateral decision has caused significant damages to the Company and the Company will vigorously prosecute this claim.

    The defendants Toshiba and AudioVox moved to dismiss a portion of the case, claiming that the Company had not pled a cognizable antitrust cause of action, and that the remaining claims should be dismissed for lack of supplemental jurisdiction. On August 12, 1996 the Court ruled in favor of the motion of the defendants, Toshiba and AudioVox, and the case was dismissed on such date. The Company has appealed the Court ruling and anticipates filing its Brief on Appeal shortly.

    On July 23, 1996 the board of directors of the Company at a Special Meeting of the Board of Directors authorized the issuance of an aggregate of 4,000,000 Series B Preferred Shares of the Company to Brenda Taylor (1,000,000) and Messrs. Taylor (1,000,000), Winder (1,000,000) and DePalo (1,000,000) in return for their personal guarantees of approximately $3,000,000 of the Company's Subordinated Convertible Debentures. On September 1, 1996 the Company issued these shares to the aforementioned officers and directors. Each share of the Series B Preferred Stock is valued at $1.50 per share and convertible into 1.50 shares of Common Stock. The Series B Preferred Shares are payable by a three year promissory note bearing interest at the rate of 7% per annum, with interest accruing, but not payable until the securities are sold. The promissory notes are immediately extended for additional one-year terms. The Series B Preferred Shares are fully paid and non-assessable. The promissory notes are non-recourse, but are collateralized by a pledge of the Series B Preferred Shares.


    These Series B Preferred Shares are subject to a three (3) year vesting period pursuant to which one-third of the shares will vest immediately, and thereafter, on July 23, 1997, if Brenda Taylor and Messrs. Taylor, Winder and DePalo are still employed by or a director of the Company at such time, an additional one-third shall vest and thereafter on July 23, 1998, if the aforementioned individuals are still employed by, or a director of the Company at such time, the balance shall vest. On July 23, 1996, the Company reserved 6,000,000 shares of Common Stock for issuance upon the conversion of these Series B Preferred Shares.


    On October 17, 1996, at the Annual Meeting of Shareholders, shareholders voting in person and by proxy, voted to approve "Proposal No. 3" described in the Company's Notice of Annual Meeting and Proxy Statement , which ratified the Board of Directors aforementioned issuance of 4,000,000 Series B Preferred Shares.


    In December, 1996 the Company offered for sale a maximum of 2,200,000, and a minimum 700,000 units (the "Units"), at a price of $1.50 per Unit. Each Unit consists of one share of the Company's Common Stock, and one and one-half (1.5) A Warrants, entitling the purchaser, as holder of each A Warrant to purchase one share of Common Stock, at $2.25 per share, at any time prior to May 12, 1999, subject to prior redemption by the Company.



    The Company will offer and sell the Units through selling arrangements between the Company and participating registered NASD Broker-Dealers and, where permitted by law, through offeree representatives and others, in connection with sales of Units solicited by them (collectively, the "Placement Agents"). The Placement Agents will receive in the aggregate a selling commission of up to ten (10%) percent of the aggregate amount of the Unit offering, plus a 1% non-accountable due diligence allowance, and an outright grant of 750,000 A Warrants (assuming the maximum offering is achieved, featuring the same terms as the A Warrants included in the Units), which shall be allocated and distributed to the Placement Agents PRO RATA, based on the number and percentage of Units placed by such Placement Agent(s), and the aggregate amount of sale proceeds generated. As of February 20, 1997 the Company has not consummated the sale of any of the Units.



    On or about December 24, 1996 the board of directors authorized a reduction in the exercise price of the A Warrants from $5.00 to $2.25.



    Beginning in May 1996 the Company has redirected its current operations and business away from acting principally as a distributor of consumer, home and office electronics products and has committed to operations as a multi-faceted wireless telecommunications company. The Company will continue to sell cellular telephones which accounted for 94% of the Company's electronics sales in 1996. At the present time, the Company derives most of its revenue from cellular telephone commissions relating to the Company's direct sales and solicitations for subscriptions for mobile cellular telephone activations. It is anticipated that in the future, the majority of the Company's revenues will be derived from its paging and PCS operations.


    The change in the direction and focus of the Company was precipitated by the anticipated continued growth and profit potentials in the rapidly emerging market and utilization of wireless communications, and concomitantly by a deteriorating and shrinking market for electronics products distribution, accentuated by the concentration of large retailers such as The Wiz, Circuit City, and others, serving in a dual role and capacity as both distributor and retailer.

    The Company's transition to the wireless telecommunications arena was most specifically enhanced and facilitated by: (i) the Company's successful build-out of its new, state-of-the-art, digital Glenayre 900 MHz, satellite-based, Flex-TM- Paging Network (the "Paging Network"), serving customers in New York, New Jersey, Connecticut and Philadelphia, which became operational on or about November 10, 1996; (ii) the development and acquisition of a trunked two-way radio system, covering New York and New Jersey; and (iii) the Company's successful bid at FCC auction for six PCS Licenses, covering the PCS License Area.


    Although the Company completed its build-out during 1996 and has commenced operation of its Paging Network, utilizing 30 of its 36 ground transmitters (with the balance anticipated to go on-line by August 1997), it has just begun to develop a customer base and it may be some time before substantial income is derived from this activity. Moreover, very substantial capital expenditures will be required to build-out the infrastructure necessary to operate the Company's PCS system in its PCS License Area. Therefore, despite a prior operating history, and anticipated substantial additional capital requirements, prior results of operations may bear little relationship to future operations and anticipated results of operations.


    The Company intends to act as a full-service regional telecommunications company which management believes is well-positioned to take advantage of the rapidly emerging wireless marketplace with state-of-the-art technologies. The Company believes that there is and will be a growing demand for accessibility and portability, among both business and individual customers and users, and increasing reliance on "anywhere-anytime" wireless communication, creating a growing market for users who need and will require integrated, discrete and elegant wireless solutions compatible with vastly expanding work-days and workplaces, creating an evolving "working lifestyle."

    To facilitate the required buildout of its PCS services, and to expand its capabilities, reach and scope in the emerging PCS segment of the wireless communications market, the Company, through PCN, entered into a strategic resale agreement with Next Wave Telecom, Inc. ("NextWave"), believed by management to be the nation's third largest licensee of PCS licenses.

    Therefore, it is the Company's strategy and intention to finance and build a wireless communications network, and to provide wireless residential, business and commercial telephone service, with the ability to transition into the mobile environment utilizing one telephone number. Thus, it is the Company's marketing and distribution strategy to make it simple and convenient for businesses and consumers to take advantage of the latest wireless products and services by providing one-stop shopping by phone. The Company is positioning itself to be the telemarketing, channel-dominate wireless product sales and service operation in the northeast.

                                  RISK FACTORS

    The Securities being offered by this Prospectus involve a high degree of risk. They should be purchased only by a person who can afford to lose his or her entire investment. Therefore, each prospective investor should, prior to purchase, consider carefully the following risk factors, together with other information in this Prospectus.


FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS



    As of the date of this prospectus , the Company has had a very limited commercial operation of its Paging Network, and no commercial PCS operations. Consequently, the Company may be deemed to have limited relevant historical financial information upon which a prospective investor could perform an evaluation, other than with respect to its mobile cellular telephone operations. The Company will continue to incur significant expenses in advance of generating revenues, and is expected to realize significant operating losses and significant negative cash flow over at least the next four quarters, or more. The Company's cash flow and results from operations could be more adversely affected if its agency with BANMC were terminated or reduced, based on, among other considerations, competing PCS operations.


    Although the Company is well settled and satisfied with the adequacy of its premises, and has a management team and equipment in place, the Company may nevertheless be deemed to be subject to many risks typically associated with a start-up entity. These risks will include the Company's ability to implement its strategic plan for two-way radio, paging and PCS operations, including continuing to attract and retain qualified individuals and the ability to raise appropriate financing as necessary. As such, no assurance can be given as to the timing and extent of revenue receipts and expense disbursements or the Company's ability to successfully complete all the tasks associated with developing and maintaining a successful enterprise. In addition, there can be no assurance that the Company will be able to successfully manage its new PCS operations.

    The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include the very substantial cost of building its PCS networks (including any unanticipated costs associated therewith), fluctuating market demand for the Company's services, establishment of a market for PCS, pricing strategies for competitive services, delays in the introductions of the Company's services, new offerings of competitive services, changes in the regulatory environment, the cost and availability of PCS infrastructure and subscriber equipment and general economic conditions.


    The Company has incurred cumulative net losses through December 31, 1996 of approximately $5,664,052 million. These losses resulted primarily from expenditures associated with the development and marketing of the Company's paging and two-way radio systems, the acquisition of TCI and the Company's move to more suitable premises. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops and constructs its PCS networks and builds its customer base for both paging and PCS operations. The Company cannot accurately determine the extent to which such operating losses will be offset by revenues generated from its Paging Network and cellular activations, and operation of its PCS networks may be several years away. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities in a timely manner, it may not be able to meet its debt service or working capital requirements.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT TO FCC

    As of the date of this Prospectus, the Company is highly leveraged. The indebtedness to the FCC alone, in connection with the award of PCS Licenses, is approximately $23,806,980, with annual interest payments of approximately $1.7 million (assuming an interest rate of 7% per annum), payable in quarterly installments for the first six (6) years and then principal and interest in years seven through ten. The Company may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion in the event that the Company becomes unable to make timely payments on the FCC Notes. In the event that the Company anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of default by the Company, the FCC could reclaim the licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at the reauction, plus an additional penalty of three percent of the subsequent winning bid. There can be no assurance that the Company will submit all of the required payments pursuant to the FCC's installment payment plan in a timely manner. The Company has undertaken to raise up to a maximum of $3,300,000 in a private placement of its Securities, (See "Recent Significant Developments"). Assuming the sale of the "maximum" Units thereunder, the Company will only have available capital for the next four quarterly payments of interest on the FCC Notes, and will most assuredly require additional financing or capital thereafter. There can be no assurance that the Company will obtain such additional financing or capital.


    As of December 31, 1996, the Company's total indebtedness to the FCC was $23,806,980, or approximately 74% of its total capitalization, and its stockholders' equity was $2,134,365 million. In addition, the Company intends to enter into secured financing agreements with equipment manufacturers and other vendors during the next 12 to 18 months in connection with the build-out of its PCS networks. The Company's total indebtedness and debt service requirements will be substantially increased as a result of such additional financings, and the Company will continue to be subject to significant financial restrictions and limitations.


    The Company's leverage could have important consequences on the following:
(i) the Company's vulnerability to general economic and industry conditions;
(ii) the Company's ability to obtain financing to fund future anticipated and unknown capital requirements, capital expenditures or other general corporate purposes; (iii) the application of a substantial portion of the Company's cash flow from operations to the payment for principal of and interest on indebtedness; (iv) the possibility that the Company will not have sufficient funds to pay interest on the indebtedness or to repay the indebtedness at maturity; and (v) the ability to effectively compete with better and larger capitalized companies.

NEED FOR ADDITIONAL FINANCING

    The development, construction and initial start-up phase associated with construction of the Company's PCS networks will require substantial capital investment. The Company is offering Units in a private placement with a maximum offering price of $3,300,000 and estimated maximum aggregate net proceeds to the Company of $2,819,000. Assuming the Company completes the maximum offering, the net proceeds from the offering, together with anticipated revenue from operations over the next four quarters, will not be sufficient to fund the initial network build-out of the Company's PCS markets, and service its debt through the end of 1997. In fact, the maximum offering purports only to finance the next four installments of interest under the FCC Notes, and certain advertising and capital needs for 1997 only. If only the minimum offering is completed (estimated net proceeds of approximately $934,000), unless monies are provided from cash flow, there will not be sufficient monies to pay the next two quarterly installments on the FCC Notes, and there will be markedly reduced amounts for working capital. In addition, the estimated cost of build-out is sixty million dollars, the source of which can not yet be identified or assured, and which must be deemed uncertain. The Company anticipates that it will require significant additional capital to complete its network build-out beyond 1997, irrespective of the proceeds from private placement.

    Pursuant to its strategic relationship with NextWave, the Company is hopeful that NextWave may assist the Company with respect to various introductions to institutional lending sources or equipment leasing or other vendor financing arrangements for the build-out of its PCS system. However, NextWave itself is highly leveraged, and anticipates requiring approximately $1.3 billion to build-out its PCS networks. There is no assurance that NextWave will obtain its necessary financing or that it will survive start-up, or that it will enter into any binding arrangements to assist the Company. Other sources of additional capital may include additional vendor financing and public and private equity and debt financings by the Company or its subsidiaries. The Company currently has limited sources of income. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within any limitations that may be imposed on the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and could have a material adverse effect on the Company's financial condition and continued viability.

PCS SYSTEM IMPLEMENTATION AND OPERATION RISKS; LACK OF IN-HOUSE ENGINEERING

    In marked contrast to the build-out of its Paging Network, the Company does not plan to perform design and systems engineering with respect to the build-out of its PCS system and network. The Company does not presently have either the engineering acumen or expertise, nor sufficient available capital to accomplish this. Accordingly, the Company will rely on consultants such as NextWave. There can be no assurance that the design and systems engineering teams retained by the Company will be successful in implementing its PCS networks, or that such networks will perform as well or better than PCS networks designed by infrastructure equipment vendors. In addition, the Company will need to hire additional engineering personnel and make extensive use of outside contractors to deploy its PCS networks. There can be no assurance that the Company will be able to locate and hire such additional engineering resources. The failure to do so could have a material adverse effect on the Company's timely deployment of its PCS networks and its financial condition and results of operations.

    The successful construction of the Company's PCS networks will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its base station transmitter equipment. The site selection process will require the negotiation of lease or acquisition agreements for approximately 240 sites for the Company's PCS networks, and may require the Company to obtain zoning variances or other governmental approvals or permits in rural areas, which may be resistant to technological change. The Company intends to retain consultants to provide site identification and acquisition services in each of its markets. The Company expects that the site acquisition process will continue throughout the construction of the Company's PCS networks. Each stage of the process involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the construction of the Company's PCS networks.

    There can be no assurance that the Company will be able to construct its PCS networks in any particular market within its PCS Licenses, in accordance with any construction plan and schedule for implementation of PCS that is developed. If the Company is not able to implement its construction plan, the Company may not be able to provide services comparable to those provided by the cellular and other PCS operators in its PCS markets, and, as a result, the Company's growth may be limited. In addition, each of the Company's licenses is subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each such PCS market within five years of the grant of the applicable license, and to at least two-thirds of the population within ten years of the grant. Failure to comply with these requirements could result in the revocation or forfeiture of the Company's licenses or the imposition of fines on the Company by the FCC. The construction of the Company's PCS networks is subject to successful completion of the design of the networks, site and facility acquisitions, the purchase and installation of the networks' equipment, testing of the networks and satisfactory relocation or other accommodation of microwave users currently using the spectrum. Winners of the A-Block and B-Block PCS Licenses, which were granted their licenses in June 1995, have a significant head-start in constructing their networks. Most cellular licensees have at least a five to ten-year time advantage over PCS licensees and are currently upgrading their networks to digital technology. Therefore, delays in implementation could have a material adverse effect on the Company.

    In addition, the implementation of any construction plan is subject to the availability of the Code Division Multiple Access ("CDMA") infrastructure equipment that the Company plans to use. There is considerable demand for PCS infrastructure equipment, manufacturers of such equipment have substantial backlogs or orders and lead times for delivery of such equipment are long. The Company intends to enter into additional agreements for the supply of infrastructure and/or subscriber equipment. However, there can be no assurance that the Company will be able to purchase equipment on terms favorable to the Company, or at delivery dates required by the Company to construct its PCS networks in a timely manner. In addition, there are certain risks in the Company's strategy of building-out its networks in phases. There can be no assurance that the Company will be able to successfully deploy its initial networks to achieve maximum population coverage in its targeted markets within the expected time frame and an acceptable construction budget.

    The Company's success in the implementation and operation of its system is subject to other factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment necessary to operate the PCS system, changes in communications service rates charged by others, changes in the supply and demand for PCS, and the commercial viability of PCS systems as a result of competition with wireline and wireless operators in the same geographic area, demographic changes that might affect negatively the potential market for PCS, changes in the federal and state regulatory scene affecting the operation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations), changes in technology that have the potential of rendering obsolete the Company's technology and equipment, and the myriad of external forces and conditions with respect to which the Company may have no control, such as labor unrest, acts of nature, and other circumstances related to construction. In addition, such demand, which is anticipated to increase the extent of the potential demand for PCS, cannot be estimated with any degree of certainty.

    There can be no assurance that one or more of these factors will not have significant adverse effects on the Company's financial condition and results of operations.

UNCERTAINTY OF CDMA COMMERCIAL OPERATIONS; ABILITY TO OFFER ROAMING SERVICES;
  HANDSET AVAILABILITY


    CDMA technology has only recently been implemented on a wide commercial scale in the United States and has been used internationally on a limited basis. The first commercial use of CDMA began in October 1995 in Hong Kong. As of the end of April 1996, the Hong Kong network had 20,000 subscribers. There can be no assurance that CDMA technology will be successful in a broader market with a substantially larger subscriber base. In addition, certain networks implementing CDMA have experienced problems in their early trials including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems are unique to 800 MHz cellular operations and solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems, or that the proposed resolutions of existing problems will be successful.

    As of the date of this Prospectus the Company anticipates selecting CDMA technology, but there can be no guarantee that the Company will not select a competing technology other than CDMA technology. A risk associated with the Company's possible selection of CDMA technology is the ability of the Company to offer PCS roaming service to its customers' subscribers when they are in other markets. In order for the Company's subscribers to roam in other wireless markets (and vice versa), at least one PCS licensee in the other market must utilize CDMA technology and roaming arrangements must be agreed upon between the Company and such other PCS licensee, or the subscribers must use a dual-band phone that would permit the subscriber to use the cellular system existing in the other market. The Company has been advised that such dual-band phones are not expected to be available until 1997 at the earliest. Based on public announcements by A-Block and B-Block licensees and winning bidders in the C-Block auction, the Company believes that CDMA will be widely deployed in the U.S. Nevertheless, such PCS licensees are under no obligation to use any particular access technology. There can be no assurance that PCS licensees planning to use CDMA technology will not elect to use time division multiple access ("TDMA"), global system for mobile communications ("GSM") or some other technology of the future. Accordingly, although the Company has made a preliminary determination to utilize CDMA technology, the Company will continue to assess the market and may alter its technology plans. There can be no assurance that one of the other three technologies will not also pose problems.


    Currently there are very few suppliers of CDMA handsets. Additional suppliers are scheduled to deliver CDMA handsets commencing in the second quarter of 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS systems cannot currently be used with analog cellular systems and vice versa. While the Company believes that dual-band handsets will allow a user to access both PCS systems and analog cellular networks will be commercially available in 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, dual-band full digital handsets are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to attract potential new wireless communications resellers.

LICENSE TRANSFER RESTRICTIONS

    The FCC has also promulgated regulations restricting transfer of C-Block licenses. Most notably, transfer of C-Block licenses is not permitted within the first five years of grant of the license unless the transfer is to another entity eligible to be a C-Block licensee, such as another small business. After five years, licenses are freely transferable providing FCC approval prior to the transfer has been obtained. All transfers during the first ten-year license term are subject to unjust enrichment penalties.

    In addition, the FCC is considering whether to allow PCS licenses to "partition" their licensed geographic areas and to permit "spectrum disaggregation" in their frequency blocks. Partitioning and disaggregation would allow licensees to spin off discrete portions of their licensed areas and/or frequencies to third parties. While the Company may benefit from the ability to transfer unwanted portions of its licenses, other PCS licensees and future wireless communications services ("WCS") licensees with whom the Company will compete will also have that ability, thereby increasing the number of competitors the Company may face in a given market.

COMPETITION

    Competition in the wireless industry in intense. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's competitors have substantially greater financial, technical, marketing, sales and distribution resources that those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements with wireless telecommunications networks that cover most of the United States.

    The FCC issued PCS licenses to the A-Block and B-Block license winners in June 1995. Accordingly, the holders of the A-Block and B-Block PCS licenses in the Company's basic trading area ("BTA") have a significant time-to-market advantage over the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company successfully implementing its marketing strategy. In addition, the increase in the number of PCS competitors in each of the Company's markets is expected to lead to substantial increases in the capacity of wireless minutes of use ("MOU") available in such markets. Many cellular providers currently sell MOUs on a wholesale basis to other carriers as well as on a retail basis to consumers. The Company anticipates that such cellular providers, as well as new PCS providers, will compete with the Company in the future, and offer to wholesale MOUs for digital wireless services.

    The Company expects to compete with other communications technologies that now exist, such as paging (including two-way digital paging), enhanced specialized mobile radio ("ESMR") and domestic and global mobile satellite service ("MSS"). In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers, energy utilities, local multipoint-distribution service and cable operators who expand into the offering of traditional communications services over their cable systems and utilities seeking to offer communications services by leveraging their existing infrastructure. In addition, the Company may face competition from technologies that may be introduced in the future, such as WCS.

LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN THE
  WIRELESS INDUSTRY

    PCS systems have limited operating history in the United States and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless services, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

GOVERNMENT REGULATION

    The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can he no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the Company's business will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules for the C-Block auction and the PCS licenses acquired thereunder have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses to provide PCS services are subject to renewal and revocation. The Company's PCS Licenses have ten year renewable terms. There can be no assurance that the Company's PCS Licenses will be renewed.


    The Telecommunications Act of 1996 mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that the local exchange carriers ("LECs".) must:
(i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks; and (iii) offer resale of its local loop facilities. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies which could adversely affect the Company's financial condition and results of operation.

    The FCC has proceedings in process which could open up other frequency bands for wireless telecommunications and PCS-like services. The FCC also is considering, in a pending rulemaking proceeding, the ability of PCS licensees to offer a variety of fixed services. The FCC is also considering flexible spectrum use for PCS and for future spectrum allocations, such as WCS. There can be no assurance that these proceedings would not adversely affect the Company and the Company's ability to offer a full range of PCS services.

    The Company's broadband PCS operations are expected to use microwave communications facilities to "backhaul" its telecommunications traffic between fixed points in its service areas. Under rules that became effective in August 1996, new microwave licenses carry a 10-year license term. The FCC has recently proposed to auction certain fixed microwave licenses, some of which the Company may seek to use. If adopted, this proposal would increase the Company's microwave license acquisition costs.

    Under existing law, the FCC can refuse or revoke certain licenses, including PCS licenses, if it finds that it would not be in the public interest for more than 25% of the capital stock of the parent of an FCC licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Although the Company's "long-form" license application filed with the FCC after the completion of the C-Block auction indicates that the Company is in compliance with the FCC rules, if the foreign ownership of the Company, as the parent of FCC-licensed subsidiaries, were to exceed 25%, the FCC could revoke the FCC licenses of its subsidiaries if the FCC found the public interest would be served thereby, although the Company could seek a declaratory ruling from the FCC that more that more than 25% foreign ownership was in the public interest, or take action to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.

FINANCIAL AFFILIATION RULES

    To be financially eligible as an entrepreneur and/or small business applicant for C-Block PCS licenses, the gross revenues and assets of the applicant's "financial affiliates," are counted towards (or "attributed to") the applicant's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block applicants for purposes of determining whether such applicants financially qualify for the applicable C-Block auction preferences. In case the Company changes its equity structure, no passive investor would be permitted to own more than 25% of the Company's total equity or voting stock on a fully diluted basis.

    In addition, if an entity makes bona fide loans to a C-Block applicant, the assets and revenues of the creditor would not be attributed to the applicant unless the creditor is otherwise deemed an affiliate of the applicant, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block applicants, such as covenants, rights of first refusal, and supermajority voting rights on specified issues, the FCC has stated that it will be guided, but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The Company may seek loans by various creditor/investors or vendors, some of which may be alien (non-U.S.) entities. These can be no assurance that the FCC will not treat such debt financings as equity, and that such treatment would not cause the Company to exceed the applicable foreign ownership thresholds.

MANAGEMENT OF GROWTH

    As the Company's business expands, the Company will need to implement enhanced operational and financial systems and will require additional employees and management, operational and financial resources. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems, successfully obtain, integrate and utilize the required employees and management, operational, and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business, failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial viability.

RAPID TECHNOLOGICAL CHANGE


    The wireless PCS service industry is embryonic and, as such, is experiencing very rapid technological change. To remain competitive, the Company's business must develop or gain access to new technologies in order to increase product performance and functionality and increase cost-effectiveness. Given the emerging nature of the wireless PCS industry, there can be no assurance that the Company's products or technology, such as its selection of CDMA, will not be rendered obsolete by alternative technologies. The development of new wireless PCS products is highly complex and the Company could experience delays in developing and introducing its equipment. Alternative technological and service advancements could materialize in the future which could prove both viable and competitive to those employed by the Company in offering wireless services.


RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

    Media reports have suggested that radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Other health concerns may materialize over a longer period of time. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect on the Company's business. On August 1, 1996, the FCC adopted rules which update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the adopted rules impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets to be marketed and to be used by the Company's subscribers, comply with such new standards. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, their very existence could have an adverse effect on the Company, and could have future substantial adverse impacts on the mobile cellular telephone and PCS markets. Although CDMA handsets operate at lower power than other wireless handsets, and therefore would comply with the proposed standards, if adopted, the same concerns about RF emissions could remain present with CDMA handsets. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

    In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers. Industry trade associations, together with the University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility and other interested parties, currently are studying the extent of, and possible solutions to, this interference.

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

    In an effort to balance the competing interests of 2GHz microwave incumbents and newly authorized PCS licensees in that spectrum band, the FCC has adopted:
(i) a transition plan to relocate fixed microwave operators that currently are operating in the 2GHz band, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

    Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreements within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

    The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. Recently, the FCC designated two non-profit associations to serve as clearinghouses to administer the cost-sharing plan.

    The Company has not yet done an in-depth analysis of the microwave installations in its PCS License Area, but does not believe that its relocation expenditures will exceed $350,000.

RENEWAL OF CONTRACTUAL RELATIONSHIP WITH BANMC


    During 1996, the Company received 100% of its cellular service income from BANMC. In the event BANMC elects to terminate, or fails to renew either part of its relationship with the Company (through NYNEX or Bell Atlantic), this would have a severe immediate impact on the short-term business and cash flow of the Company. In such a case, management would attempt to replace BANMC with another cellular carrier or wireless service provider. However, the Company's efforts in this regard could be substantially limited by the terms of certain non-competition provisions in its agreement with BANMC.


HISTORY OF LOSSES


    For the year ended December 31, 1996, the Company had a net loss from sales of $5,664,054 from sales of $7,357,437, as compared to a net loss of $2,628,959 from sales of $8,736,515 for the year ended December 31, 1995. During the years ended December 31, 1995 and 1994, the Company's sales were $8,736,515 and $9,423,964 and the Company incurred net income (losses) of $(2,628,959) and $29,819 respectively. The Company intends to continue to invest in domestic paging systems, wireless telephone systems and other telecommunications products, which may not be profitable for extended periods of time, if at all, and which are capital intensive. The Company also intends to continue its cellular agency business. There can be no assurance that revenues from the operation of the Company's Paging Network, plus activation and residual income from its cellular agency business will be sufficient, alone or together with additional capital raising or financing efforts and mechanisms, which may not be feasible without a short or long-term prospect of profit, and which may not be accomplished for other reasons beyond the Company's control, to meet the Company's financial needs and there can be no assurance of profitability.

DEPENDENCE UPON EXTERNAL SUPPLIERS

    The company does not manufacture either its cellular, paging or PCS-related wireless equipment or accessories. Cellular equipment utilized by the Company is supplied by a variety of vendors such as BANMC, NYNEX, Ericsson, Motorola, Samsung, NEC America, Inc. and others.

    There are over 20 companies worldwide that are licensed to manufacture and supply CDMA network equipment, including Lucent Technologies, Hughes Network Systems, Hyundai Electronics, LG InfoComm ("LGIC"), Motorola, NEC, Northern Telecom and Samsung Electronics to manufacture and sell CDMA network equipment. In addition, Alps Electric, AT&T, Fujitsu, Hyundal Electronics, LGIC, Maxom Electronics, Mitsubishi, Motorola, NEC, NOKIA Mobile Phones, OK/Electric, Matsushita (Panasonic), Nippon Denzo, QUALCOMM, Samsung Electronics, SONY Electronics and SANYO Electric are licensed to manufacture and sell CDMA subscriber equipment. The Company intends to deploy equipment from multiple vendors in its networks. However, shortage of supply for CDMA handsets and other equipment is anticipated in 1997 and 1998.

    The Company will be relying upon these external sources of supply, none of which are currently bound to supply the company with its requirements. There can be no assurance that a suitable supply of equipment will be available at such times as the Company may require.

TECHNOLOGICAL OBSOLESCENCE

    The telecommunications industry in general, and wireless communications in particular, are undergoing rapid and significant technological change. The Company will need access to improving technology in order to remain competitive. There can be no assurance that the Company can obtain access to such new technology through licensing agreements, joint ventures or otherwise. Consequently, the Company may invest time and financial resources in new technology, such as PCS, with no assurance that the Company will be successful in accessing new technology and, even if the Company is successful in its development efforts, that the technology will be commercially viable or will be competitive with the then existing technology.

LACK OF PROPRIETARY TECHNOLOGY

    Although the Company is protected by its FCC paging and PCS Licenses in their respective license areas, those licenses are subject to renewal at the end of ten (10) years, and in the case of the PCS License, to the Company's ability to make timely payment of the installment under the FCC Notes, and to meet developmental time deadlines and requirements. The failure to obtain renewal of its licenses could substantially erode the value of its respective investment in paging and PCS network infrastructure. Moreover, the Company does not have, nor does it presently intend to develop, proprietary communications technology. As noted above, the Company's participation in the telecommunications industry is dependent upon it obtaining access to technology for new products and services through purchase of equipment and services from large suppliers. Large manufacturers dominate technological development in the wireless communications industry and changes in their methods of distributing such products could reduce access to technology and harm its growth prospects.

MAINTENANCE OF CUSTOMER BASE


    During the year ended December 31, 1996, approximately 46% of the Company's revenues were derived from activation and residual payments from cellular carriers. While the Company presently has a customer base of approximately 40,000 subscribers for which it receives monthly residual payments from the cellular carriers, these subscribers have no long-term contracts and they can terminate their service at any time. Although the residual payments received by the Company as agent for BANMC typically continue for a period not to exceed three years, the payments can terminate for various reasons at any time, including upon expiration of the agreements, and there can be no assurance that a substantial number of subscribers will continue to buy cellular telephone service through the Company. The Company's agreement with NYNEX reached the end of its term of November 1, 1996 and the Bell Atlantic agreement terminates January 31, 1998. NYNEX has extended its agreement on a month-to-month basis, pending submission and agreement on a new agreement. However, there can be no assurance that the Company and NYNEX will agree on the terms of a new agreement. Moreover, because BANMC and the Company will be competitors for PCS, there can be no assurance that agreements will be renewed in the future. In addition, the Bell Atlantic, but not the NYNEX agreement, prohibits the Company from offering PCS in the territory covered by the Bell Atlantic agreement with the Company (i.e., New Jersey) There can be no assurance that the proposed new NYNEX agreement will not contain a similar proscription with respect to Metropolitan New York. Moreover, each of the NYNEX and Bell Atlantic agreements contain non-competition and non-solicitation provisions of customers secured by the Company for a period of two years from termination to expiration. If a significant percentage of these subscribers are lost, there can be no assurance that the Company will be able to replace its customer base from other services.

DEPENDENCE UPON KEY PERSONNEL

    The Company is highly dependent upon the personal efforts and abilities of its President and Chief Executive Officer, William S. Taylor, and its Executive Vice President and Treasurer, Les Winder. The loss of the services of Mr. Taylor and/or Mr. Winder could have a material adverse effect on the Company. The Company has entered into five-year employment agreement with Mr. Taylor and Mr. Winder, which expire in October, 1999 and April, 2000 respectively, and which are renewable at the option of Messrs. Taylor and Winder for a successive three-year term. The agreements include non-disclosure and non-competition provisions. The Company has obtained key-person insurance on the lives of Messrs. Taylor and Winder in the amount of $1,000,000 and $500,000, respectively, the proceeds of which are payable to the Company.

VOTING CONTROL BY OFFICERS, DIRECTORS AND RELATED ENTITIES

    The Company's officers and directors and persons which may be considered affiliates of, or related to, such officers and directors initially will beneficially own approximately 43.2% of the Company's outstanding Common Stock, and securities convertible into Common Stock, and other securities of the Company. If they voted in the same manner, such stockholders would represent a significant portion of the votes required to elect the entire board of directors of the Company and, in general, to determine the outcome of matters submitted to the stockholders for approval.

TRANSACTIONS WITH AFFILIATES; TWO INDEPENDENT DIRECTORS

    The Company has engaged in several transactions with affiliates, which the Company believes are on terms at least as favorable to the Company as could be obtained with unaffiliated third parties under the circumstances of such transactions and arrangements. The Company's board of directors has adopted a policy that the Company will not enter into any further transactions with affiliates unless the Company first obtains approval of the board of directors, and a majority of its independent directors. The Company presently has two independent directors. Accordingly, both directors must agree to approve such transactions.

ABSENCE OF CASH DIVIDENDS

    The board of directors does not anticipate paying cash dividends on the Common Stock, preferred stock or other securities of the Company in the foreseeable future, and intends to retain all future earnings, if any, to finance the growth of the Company's business, including its capital needs with respect to PCS operations. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of the Company.

RIGHTS OF COMMON STOCKHOLDERS MAY BE MATERIALLY LIMITED OR QUALIFIED BY RIGHTS
  OF PREFERRED STOCKHOLDERS


    The Company is authorized to issue 8,000,000 shares of Preferred Stock, $0.01 par value ("Preferred Stock"). In September 1996, the Company issued an aggregate of 4,000,000 Series B Preferred Non-Voting Convertible Stock to the following officers and directors of the Company: Brenda Taylor (1,000,000) and Messrs. William Taylor (1,000,000), Les Winder (1,000,000) and Robert Depalo (1,000,000) See "Description of Securities." The Preferred Stock may be issued in series from time to time with such designation rights, preferences and limitations as the board of directors of the Company may determine by resolution. The rights, preferences and limitations of a separate series of Preferred Stock may differ with respect to such matters as may be determined by the board of directors, including without limitation, the rate of dividends, methods and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Any and all such rights that may be granted to preferred stockholders may be in preference to common stockholders and to common stockholders' detriment. In general, additional shares of Preferred Stock may be issued by the board of directors without stockholder approval. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. This may have the effect of discouraging third party bidders from ever making a bid, may reduce any premium that such bid could yield to holders of Common Stock over market value and may have a depreciative effect on the price of the Company's Common Stock. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. The Company may not publicly offer or sell any shares of Preferred Stock without the consent of the Representative, Inc. for a period ending May 12, 1998.


POSSIBLE ADVERSE MARKET EFFECT OF EXERCISE OF WARRANTS AND LIMITATION ON FUTURE
  FINANCING


    Assuming the exercise of the A Warrants currently outstanding and being offered by the Selling Securityholders, there will be a 6,260,000 share increase in the number of outstanding shares of Common Stock to a total of approximately 18,455,515 shares. If such exercise occurs within a reasonably short period of time, this increase in the amount of Common Stock in any trading market could cause a substantial reduction in the price of the Common Stock. The A Warrants give the respective holders the opportunity to benefit from an increase in the market price of the Common Stock at nominal cost to them. While the A Warrants are outstanding, the terms on which the Company may obtain additional financing may be adversely affected.


POSSIBLE INCREASE IN SHARES ELIGIBLE FOR FUTURE SALE


    As of the date hereof, 1,298,675 of the 12,195,515 shares of issued and outstanding Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, which will become eligible for sale under Rule 144 beginning in or about May, 1997, through in or about March, 1998.


    In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company (or persons whose shares are aggregated), who owns restricted shares of Common Stock which have been held for a period of at least two years after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell, within any three-month period, a number of shares that does exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is listed on an exchange or quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the company of at least the three months preceding the sale and who owns shares of Common Stock which have been held for a period of at least three years after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. An increase in the number of shares of Common Stock offered for sale by existing holders and prospective investors, can have an adverse effect on the market price of the Company's securities.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ OR BOSTON STOCK EXCHANGE

    The NASD imposes stringent criteria for continued listing of securities on the NASDAQ Small-Cap Market. To maintain the listing of its securities on the NASDAQ Small-Cap Market, the Company must have, among other things, total assets of $2,000,000 (it currently has more than $3 million), capital and surplus of $1,000,000 (it currently has $4 million) and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share (recent bid prices have ranged at or about $1.75). In the event the Common Stock or A Warrants are delisted from the NASDAQ Small-Cap Market as a result of losses or otherwise, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. The Boston Stock Exchange ("BSE") imposes similar continuing listing requirements. As a consequence of delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The Company could also suffer a loss of news coverage, and information relating to the Company may become more difficult to obtain, which could in turn result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing.

    On November 6, 1996, the Board of Directors of NASDAQ approved certain changes in NASDAQ rules to strengthen both the quantitative and qualitative standards for issuers on NASDAQ. These proposed changes are in the "public comment" stage and may be adopted in the near term, upon filing with the Commission. The following is a summary of certain rule changes which could affect the Company; (i) elimination of the alternative to a $1.00 bid requirement; (ii) application of the National Market corporate governance standards to SmallCap issuers, which would require: (a) a minimum of two independent directors; (b) an Audit Committee, a majority of which are independent directors; (c) an annual shareholder meeting: and (d) shareholder approval for certain corporate actions. The Company believes it currently satisfies all of these additional requirements; (iii) certain accounting changes relating to computation of net tangible assets, as a result of accounting for good will associated with various merger and acquisition activities, or as in the case of telecommunications companies, such as the Company, significant depreciation changes. (It is believed that these proposed changes will benefit the Company); and (iv) peer review of auditors for NASDAQ companies.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security listed by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issue has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    In addition, if the Company's securities are not quoted on the NASDAQ Small-Cap Market, or the Company does not have $2,000,000 in net tangible assets, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

    Although the Company's Common Stock and A Warrants will, as of the date of this memorandum, be outside the definitional scope of a penny stock, as they will be listed on the NASDAQ Small-Cap Market, in the event the Common Stock and A Warrants were subsequently to become characterized as a penny stock, the market liquidity for the Company's Securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of holders of the company's securities to sell their securities in the secondary market.

RISK OF REDEMPTION BY THE COMPANY OF THE A WARRANTS

    The Company may redeem the A Warrants offered hereunder for $0.01 per A Warrant, at any time after the closing inside bid quotation for the Common Stock on NASDAQ is at least $8.00 for 30 consecutive trading days, ending ten (10) days prior to the notice of redemption. Notice of redemption of the A Warrants could cause the holders thereof to exercise the A Warrants and to pay the exercise price at a time when it may be disadvantageous for the holders to do so; to sell the A Warrants at the current market price when they might otherwise wish to hold the A Warrants; or to accept the redemption price, which is likely to be less than the market value of the A Warrants at the time of redemption. (See "Description of Securities.")

INVESTORS MAY BE UNABLE TO EXERCISE A WARRANTS

    For the life of the A Warrants, the Company has agreed to maintain a current effective registration statement with the Commission relating to the shares of Common Stock issuable upon exercise of the A Warrants. If the Company is unable to maintain a current registration statement, the A Warrant holders will be unable to exercise the A Warrants and the A Warrants may become valueless. Although during this offering the A Warrants will not knowingly be sold in any jurisdiction in which they are not registered or otherwise qualified, a purchaser of the A Warrants may relocate into a jurisdiction in which the shares of Common Stock underlying the A Warrants are not registered or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the A Warrants for sale in all of the states in which the A Warrant holders reside, the Company would not permit such A Warrants to be exercised and A Warrant holders in those states may have no choice but to either sell their A Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not the Common Stock may be issued upon the exercise of A Warrants in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.

CORPORATE TAKEOVER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan); or, (v) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

CERTAIN CHARTER AND BY-LAWS PROVISIONS

    The Company's certificate of incorporation, as amended, and by-laws, limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    The Company's certificate of incorporation, as amended, authorizes the Company to purchase and maintain insurance for the purposes of indemnification. The Company intends to apply for directors' and officers' insurance, although there can be no assurance that the Company will be able to obtain such insurance on reasonable terms, or at all. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the certificate of incorporation, as amended, or by-laws. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

LEGAL PROCEEDINGS

    On March 4, 1996 the Company commenced an action entitled Electronics Communications Corp. as Plaintiff against Toshiba America Consumer Products, Inc. and Audiovox Corporation, case number 96 Civ. 1365 in the United States District court, Southern District of New York. The complaint asserts claims for antitrust, breach of contract,, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $3,000,000. This action was commenced because the Company expended significant monies and resources including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of a South American cellular telephone program which the company was to undertake exclusively on behalf of Toshiba. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This unilateral decision has caused significant damages to the Company and the Company will vigorously prosecute this claim.

    The defendants Toshiba and AudioVox moved to dismiss a portion of the case, claiming that the Company had not pled a cognizable antitrust cause of action, and that the remaining claims should be dismissed for the lack of supplemental jurisdiction. On August 12, 1996 the Court ruled in favor of the motion of defendants, Toshiba and AudioVox, and the case was dismissed on such date. The Company has appealed the Court's ruling and anticipates filing its Brief on Appeal shortly.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the A Warrants by the Selling SecurityHolders. The Company will apply any amounts paid to the Company by the Selling Securityholders upon exercise of their A Warrants to the Company's working capital.

                                    DILUTION


    As of December 31, 1996, the net tangible book deficit of the Company's Common Stock, after deduction of $40,000 of liquidation preference related to 4,000,000 shares of Series B Preferred Stock, was $26,727,650 or $(2.19). Accordingly, purchasers of shares of the Company's Common Stock in the open market, assuming a market price of $1.50 would suffer immediate dilution of $3.69 per share. The principal transaction which results in the Company's significant net tangible book deficit was the Company's purchase of the PCS Licenses, which are intangible, at the FCC's auction for $26,829,482 and the issuance of a note payable to the FCC which has a balance due at December 31, 1996 of $23,806,980. In addition, the Company's results of operations, and accordingly net worth were impacted by the issuance of 2,300,000 shares to various parties which resulted in a non-cash expense of $1,437,500.


    The foregoing does not include the dilutive effect of the possible issuance of 6,000,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock solely to officers and directors at the equivalent of $1.00 per share of Common Stock.

                           CERTAIN MARKET INFORMATION

    Prior to May 12, 1995, the Company's Common Stock was traded over-the-counter on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market's Electronic Bulletin Board (the "OTC Bulletin Board").

    The Common Stock and A Warrants are currently traded in the NASDAQ Stock Market's SmallCap Stock Market (the "NASDAQ SmallCap Market") under the respective symbols "ELC" and "ELCCW" and on the Boston Stock Exchange, under the respective symbols "ELCC" and "ELCCW".

    The following table sets forth the range of high and low bid quotations of the Common Stock and A Warrants, as reported on the OTC Bulletin Board or the NASDAQ SmallCap Market, for the periods indicated, as adjusted to reflect the 1 for 5 reverse stock split in the second quarter of 1995. These quotations represent inter-dealer quotations, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions

                                                                                                     COMMON STOCK
                                                                                                 --------------------
                                                                                                    LOW       HIGH
                                                                                                 ---------  ---------
1994
Second Quarter (beginning June 1, 1994)........................................................  $   5.312  $   8.75
Third Quarter..................................................................................  $   2.50   $   5.312
Forth Quarter..................................................................................  $   1.25   $   5.00

1995
First Quarter..................................................................................  $   2.00   $   4.25
Second Quarter (through May 12, 1995)..........................................................  $   0.75   $   4.75

                                                                                COMMON STOCK
                                                                                                       A WARRANTS
                                                                            --------------------  --------------------
                                                                               LOW       HIGH        LOW       HIGH
                                                                            ---------  ---------  ---------  ---------
1995
Second Quarter (beginning May 15,1995)....................................  $   4.75   $   5.50   $   1.25   $  1.375
Third Quarter.............................................................  $   4.75   $   6.16   $   1.12   $  1.81
Fourth Quarter............................................................  $   2.00   $   4.75   $    .50   $  1.1875

1996
First Quarter.............................................................  $   1.875  $   2.375  $    .375  $   .6875
Second Quarter............................................................  $   1.50   $   2.593  $    .375  $  1.156
Third Quarter.............................................................  $    .50   $   1.56   $    .375  $   .625
Fourth Quarter............................................................  $   1.281  $   2.25   $    .531  $  1.062


    On February 20, 1997, the closing bid prices of the Common Stock and A Warrants as reported on the NASDAQ SmallCap Market were $1.50 and $0.625 respectively. On February 20, 1997, there were 458 record holders of the Common Stock and 37 record holders of the A Warrants. The Company believes that there are in excess of 1000 beneficial holders of the Common Stock and A Warrants.



                            SELECTED FINANCIAL DATA



    The following table sets forth, for the periods and at the date indicated, selected financial data for the Company. The selected financial data at December 31, 1996, 1995 and 1994 and for the years then ended have been derived from the audited Consolidated Financial Statements of the Company which have been examined by Stetz, Belgiovine CPA's P.C. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operation."



                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                            ------------------------------------------
                                                                                1996           1995           1994
                                                                            -------------  -------------  ------------
Statement of Operations Data:
  Sales...................................................................  $   7,357,437  $   8,736,515  $  9,423,964
  Costs of Sales and Total Expenses.......................................     12,814,126     10,704,338     9,298,504
  Income (Loss) before other Expenses and Income Taxes....................     (5,384,225)    (1,936,589)      125,460
  Income (Loss) before Income Taxes.......................................     (5,664,054)    (2,628,959)       34,093
  Provision for Income Taxes..............................................       --             --               4,274
  Net Income (Loss).......................................................     (5,664,054)    (2,628,959)       29,812
  Earnings (Loss) Per Common Share........................................          (1.06)         (1.11)          .02
  Weighted Average Common Shares Outstanding..............................      5,337,876      2,368,809     1,506,277
Balance Sheet Data:
  Total Assets............................................................  $  32,274,066  $   6,246,658  $  3,231,332
  Total Liabilities.......................................................     29,724,227      3,782,383     2,925,766
  Working Capital (Deficiency)............................................     (3,956,977)    (1,724,852)     (615,872)
  Long-term Debt, Net of Current Maturities...............................     24,596,590         78,801       --
  Stockholders' Equity (Deficit)..........................................      2,134,365      2,464,275       305,566

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



    The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.



RESULTS OF OPERATIONS
YEAR ENDED ON DECEMBER 31, 1996 COMPARED TO YEAR ENDED ON DECEMBER 31, 1995



    Revenues decreased approximately $1,379,078 or approximately 15.8% in 1996 compared to 1995. Electronic equipment sales decreased $1,965,846 or 39.8%. Activation commissions decreased $344,238 or 12.1%. The Company attributes these decreases to the redirection of its operations and business away from acting principally as a distributor of consumer, home and office electronics products, to operating as a multi-faceted wireless telecommunications company. Due to the change in its operating focus, the Company, for the first time, had revenues from Paging and Two Way Radio of $984,851 in 1996. Cost of Paging and Two Way Radio sales was $445,808 in 1996.



    Cost of electronics equipment sales decreased $1,472,895 during 1996 compared to 1995. This decrease is attributed to the Company changing its operations. The gross profit margin however, decreased 8.8% from 11.6% in 1995 to 2.8% in 1996. The decrease of gross profit was due to the fact that the Company liquidated all of its electronic equipment, with the exception of cellular telephones.



    Cost activations decreased due to a decrease in sales in 1996 compared to 1995. The gross profit margin increased from 15.7% in 1995 to 16% in 1996. The higher gross profit margin is due to increased residuals paid by NYNEX and Bell Atlantic.



    Selling, general and administrative ("SGA") expenses increased approximately $4,556,111 in 1996 compared to 1995. The Company attributes this increase directly to meet the needs of the Company'(1)s growth and movement into the wireless telecommunications industry. SGA as a percentage of sales increased from 23.6% to 90% due to an increase in administrative personnel to meet the Company'(1)s expansion and growth as a multifaceted wireless telecommunications Company and higher executive officer salaries, a one time charge of $1,437,500 pursuant to a financial public relations contract the Company entered into on September 4, 1996 and a one time charge of approximately $493,000 related to a bad debt. Interest expenses increased approximately $120,633 in 1996 compared to 1995 due to additional borrowings of the Company.



    The Company had operating loss before interest, amortization and income taxes and other expenses of $5,456,689, in 1996 compared to operating loss of $1,967,823 in 1995. Net loss in 1996 after interest ($188,860) and a non-cash expense of ($73,769) as a result of a settlement of potential litigation, was $5,664,054 compared to net loss of $2,268,959 in 1995. These losses resulted primarily from expenditures associated with the development and marketing of the Company'(1) paging and two-way radio systems, and the Company'(1)s move to more suitable premises.



LIQUIDITY AND CAPITAL RESOURCES



    The operations of the Company'(1)s subsidiaries since inception in 1991 to date have been funded principally from cash flow from operations, capital investments and loans from officers, directors, principal stockholders and third parties. Although the officers and directors of the Company have provided the financial accommodations to the Company in the past, there can be no assurance that they will continue to do so in the future. In addition, the Company has a $100,000 revolving line of credit with a bank. This loan is personally guaranteed by the Company'(1)s President, cross corporate guaranteed by Free Trade Distributors, Inc. and secured by the Company'(1)s inventory. As of December 31, 1996, there was an outstanding balance under this loan of $95,000 with interest payable monthly at the rate of 1.5% per annum in excess of the bank'(1)s fluctuating prime lending rate. As of December 31, 1996, the interest rate was 10.5%. This loan became due and payable on April 18, 1996. On June 17, 1996 the bank extended the due date until April 17, 1997.

    As of December 31, 1995 the Company has loaned $550,000 to Threshold Communications, Inc. ("TCI"). TCI is a corporation engaged in the radio paging business. TCI has acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long-term lease for a paging transmission site. A principal stockholder of TCI is a stockholder of the Company.



    On March 22, 1996 TCI acquired all of the assets and assumed certain liabilities of General Communications and Electronics, Inc. ("GCE"). In connection therewith, the Company advanced an additional $175,000 to TCI and guaranteed certain obligations of TCI in the amount of $739,000. As a result of the transaction with GCE, TCI, in addition to a paging transmission site which it previously owned, became a paging reseller. TCI offers paging service primarily through various paging carriers in the New York metropolitan area. TCI offers national paging service through a sales and distribution agreement with Skytel. Under this agreement, TCI pursues regional and national accounts through its present dealer network in the Paging Service Area. As of the date hereof TCI has approximately a 9000 person subscriber base. TCI also has the necessary infrastructure to operate a paging operation, including but not limited to a full service technical shop and repair facility, engineering capability, marketing and sales force, billing and collection systems and ancillary product support capability for paging related products. The Company is currently negotiating the acquisition of TCI, however, there can be no assurance that the Company will be able to reach an agreement with TCI. If the Company does acquire TCI, it will utilize TCI's infrastructure in the operations of its own paging system. In connection with TCI's acquisition of GCE, the Company issued a $350,000 non-interest bearing note payable to a corporation owned by a shareholder of the Company. The balance of this loan was $265,121 at December 31, 1996.



    On June 28, 1996 the Company purchased 51% of the common stock of TCI and its majority owned subsidiary GTA for $725,000 in cash and $389,000 worth of its Common Stock (194,500 shares of the Company's Common Stock at $2.00 per share).



    On January 16, 1996 the Company consummated a Private Placement of 69,460 shares of its Common Stock $.05 par value at a price of $2.25 per share. The total offering resulted in gross proceeds of $156,217.50. Each subscriber, in addition to the shares received demand registrations rights which require the Company to file a Registration Statement upon request of 25% or more of the shares sold in the offering at anytime during the 18 month period commencing 30 days from the closing date.



    On February 29, 1996, the Company borrowed $134,000 from another unrelated corporation. Interest is payable to a rate of 10% in monthly installments of $1,117 per month. The loan becomes due on February 28, 1997. As additional consideration, the Company issued to the corporation 800,000 A Warrants with 90 day registration rights and "piggy back'(2) registration rights. The balance of this loan was $109,711 as of December 31, 1996.



    At approximately the same time, the Company also experienced a cash shortfall and was unable to post the required deposit to be entitled to bid at the FCC auction. To assist the Company in obtaining financing to facilitate its bid, William S. Taylor, Les Winder, Brenda Taylor and Robert DePalo guaranteed loans by the Company in the sum of approximately $1,150,000 and posted certain cash collateral. In consideration for this loan and guarantee accommodation, and the posting of cash collateral, the board of directors authorized the purchase of 24 shares by such persons (six (6) shares each) of Personal Communications Network, Inc. ("PCN") sole class of authorized and issued common stock and the grant of 2,300,000 A Warrants. The purchase of the PCN stock and delivery of the A Warrants were subject to certain conditions relating to the grant of the PCS Licenses, and delivery of the FCC notes (the "FCC Notes") and related security agreements by the Company. As a result, the closing of these transactions has not been scheduled.



    On March 21, 1996, the Company entered into a letter of intent with an investment banking firm (the "Placement Agent") Pursuant to which the Company offered $6,000,000 principal amount of the Company's Subordinated Convertible Debentures (the "Debentures"). The Company sold an aggregate of

$2,990,000 of the Debentures in two tranches, at which time the Company and the Placement Agent mutually agreed to terminate the offering. The principal amount of the Debentures was convertible into shares of the Company's Common Stock at the option of the holder, 41 days after issuance, at a price equivalent to 25% discount from the average high closing bid price for five days prior to the conversion or $1.50, whichever is less. The Debenture bears interest at the rate of 5% per annum payable on April 1 of each year commencing April 1, 1997. The Debentures are redeemable and callable for conversion under certain circumstances. The Company paid to the Placement Agent a placement fee equal to 10% of the gross proceeds, a 2% non-accountable expense allowance and 200,000 Warrants to purchase the Company'(1)s common stock at $2.25 per share. The Company intends to use the proceeds of this offering to increase its deposit in the PCS auction, to build out its paging system and for general working capital purposes. All $2,990,000 principal amount of the Debentures has been converted into an aggregate of 5,706,822 shares of the Company's Common Stock.



    On May 8, 1996, the Company won six PCS Licenses. The total winning bids amounted to $26,452,200, after the 25% discount provided to small business which the Company qualifies for, under the terms of the auction. The Company has deposited $2,645,220 with the FCC which equals 10% of the cost of the licenses.



    On September 17, 1996, the FCC officially awarded the six PCS Licenses to the Company. In connection therewith, the Company entered into six separate Installment Payment Plan Notes ("Plan Notes") with the FCC in the aggregate amount of $23,807,010. Interest only is due commencing December 31, 1996, with the first payment of $479,400.84 and subsequent payments in equal consecutive quarterly installments of $416,622.16 ($1,666,488.64 annually) until September 30, 2002. The interest payment due December 31, 1996 has not been paid. A default under this note shall occur if the maker remains delinquent for more than 90 days. Commencing December 31, 2002, the Company shall pay principal and interest in equal installments of $1,718,853.88 ($6,875,415.52 annually) until September 30, 2006 (the "Maturity Date"). The entire unpaid principal amount, together with accrued and unpaid interest on the Plan Notes and all remaining obligations thereunder, shall be due and payable on the Maturity Date.



    On September 20, 1996, the Company entered into a loan agreement with the Marrotta Group ("Marrotta"), pursuant to which the Company borrowed $500,000. This loan, which was obtained to provide the Company with the ability to meet its additional shortfalls on a further deposit with the FCC, was arranged by Robert DePalo, a director, pursuant to a personal and business relationship with the Marrotta Group, and one or more of its principal shareholders. The loan bears interest at the rate of 10% per annum, and becomes due and payable on or before June 20, 1997; however, the Company may request an automatic three (3) month extension on the due date. As additional consideration for making the loan, the Company agreed to issue to Marrotta 200,000 shares of the Company'(1)s Common Stock, and 400,000 A Warrants, with demand and piggyback registration rights.



    On October 9, 1996, the Company entered into a loan with Robert DePalo, a director of the Company, pursuant to which the Company borrowed $180,000. This loan bears interest at the rate of 10% per annum. The loan is due upon three days written demand. The Company used the proceeds of this loan for general corporate purposes.



    On October 21, 1996 the Company entered into a loan agreement with Strategic Marketing Int'(1)l Inc. ("Strategic"), pursuant to which the Company borrowed $200,000. This loan bears interest at the rate of 10% per annum, and becomes due and payable on October 21, 1997. As additional consideration for making the loan, the Company agreed to issue to Strategic 80,000 shares of the Company's Common Stock and 160,000 A Warrants, with demand and piggy back registration rights. The Company used the proceeds of the loan for general corporate purposes.



    On May 22, 1996 the Company sold an aggregate of 500,000 shares of its Common Stock for $625,000 or $1.25 per share to three unrelated parties. On May 22, 1996 the Company's Common Stock was trading at $2.00, the Company sold the stock at a discount to market due to the fact the stock was restricted, and the large quantity of shares made the stock relatively illiquid in comparison to the Company's average daily volume prior to May 22, 1996. The Company received net proceeds from this sale of $543,750. The Company utilized the proceeds generated by this issuance of stock for general working capital purposes.



    In December, 1996 the Company offered for sale a maximum of 2,200,000, and a minimum 700,000 units (the "Units"), at a price of $1.50 per Unit. Each Unit consists of one share of the Company's Common Stock, and one and one-half (1.5) A Warrants, entitling the purchaser, as holder of each A Warrant to purchase one share of Common Stock, at $5.00 per share, at any time prior to May 12, 1999, subject to prior redemption by the Company.



    The Company will offer and sell the Units through selling arrangements between the Company and participating registered NASD Broker-Dealers and, where permitted by law, through offeree representatives and others, in connection with sales of Units solicited by them (collectively, the "Placement Agents"). The Placement Agents will receive in the aggregate a selling commission of up to ten (10%) percent of the aggregate amount of the Unit offering, plus a 1% non-accountable due diligence allowance, and an outright grant of 750,000 A Warrants (assuming the maximum offering is achieved featuring the same terms as the A Warrants included in the Units), which shall be allocated and distributed to the Placement Agents PRO RATA, based on the number and percentage of Units placed by such Placement Agent(s), and the aggregate amount of sale proceeds generated.



    On December 31, 1996, the Company had working capital deficit of approximately $3,956,977, as compared to a working capital deficit of approximately $1,724,852 at December 31, 1995. This decrease in the Company'(1)s working capital was primarily due to the Company's redirection in its operations and business away from acting as a distributor of electronics products, and due to large expenditures associated with the development and marketing of the Company's paging and two-way radio systems.



    The Company's financial statements for the year ended December 31, 1996 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company must generate additional resources or consider modifying operations to enable it to continue operations with available resources. Management's plans include consideration of the sale of additional equity securities under appropriate market conditions, alliances with entities interested in and resources to support the Company's operation or other business transactions which would generate sufficient resources to assume continuation of the Company's operations.



    The Company has retained investment banking counsel to advise it on the possible sale of equity securities as well as to introduce and assist in the evaluation of potential merger and partnering opportunities. The Company also has retained independent consultants to assist it to identify other entities interested in its business. Management expects that these efforts will result in the introduction of other parties with interests and resources which may be compatible with that of the Company. However, no assurances can be given that the Company will be successful in raising additional capital or entering into a business alliance. Further, there can be no assurance, assuming the Company raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate additional financing or enter into such business alliance, management will be required to sharply curtail the Company's operations.



IMPACT OF INFLATION



    The Company is subject to normal inflationary trends and anticipates that any increased costs would be passed on to its customers.

                            SELLING SECURITYHOLDERS

    This Prospectus relates to the sale of shares of Common Stock and A Warrants by the Selling Securityholders, as well as for the Sale by the Company of shares of Common Stock upon the exercise of A Warrants. The following table sets forth as of the date hereof certain information with respect to the persons for whom the Company is registering the securities for sale to the public. None of such persons has held any position or office with the Company within the past three years. The Company will not receive any of the proceeds from the sale of the Securities by Selling Securityholders.

                                   A WARRANTS


                                                      BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                                       PRIOR TO OFFERING                          AFTER OFFERING
                                                    ------------------------               ----------------------------
                                                                              A WARRANTS
NAME OF SELLING SECURITYHOLDER                      A WARRANTS   PERCENTAGE     OFFERED      A WARRANTS     PERCENTAGE
--------------------------------------------------  -----------  -----------  -----------  ---------------  -----------
Technics In Design & Manufacturing, Inc...........     800,000        6.16%      800,000            -0-           0.0%
Marrotta Group....................................     400,000        3.17%      400,000            -0-           0.0%
Strategic Marketing Int'l Inc.....................     160,000        1.3 %      160,000            -0-           0.0%


                                  COMMON STOCK


                                                                                                  BENEFICIAL OWNERSHIP
                                                              BENEFICIAL OWNERSHIP
                                                               PRIOR TO OFFERING                     AFTER OFFERING
                                                             ----------------------             ------------------------
                                                                                      SHARES
NAME OF SELLING SECURITYHOLDER                                SHARES    PERCENTAGE    OFFERED     SHARES     PERCENTAGE
-----------------------------------------------------------  ---------  -----------  ---------  -----------  -----------
Steven W. Machan...........................................      9,999         .08%      9,999         -0-         0.0%
Joseph Amedure.............................................      6,666         .05%      6,666         -0-         0.0%
Ann Marie DeMarco..........................................      3,333         .03%      3,333         -0-         0.0%
Richard G. Fishman.........................................      6,666         .05%      6,666         -0-         0.0%
Joseph P. Meyer............................................      3,333         .03%      3,333         -0-         0.0%
Nancy H. Scher.............................................     37,500         .31%     37,500         -0-         0.0%
Alan DeFabbio..............................................     13,332         .11%     13,332         -0-         0.0%
Angelina Lombardo..........................................      6,666         .05%      6,666         -0-         0.0%
Nicole Raineri.............................................     16,650         .14%     16,650         -0-         0.0%
Marrotta Group.............................................    200,000        1.64%    200,000         -0-         0.0%
Strategic Marketing Int'l Inc..............................     80,000         .66%     80,000         -0-         0.0%


                              PLAN OF DISTRIBUTION

    The Selling Securityholders have advised the Company that sales of the Securities may be effected from time to time by themselves, in transactions (which may include transactions in the over-the-counter market), in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer must be in excess of customary commissions).

    The Selling Securityholders, and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the

Securities Act and any commissions received by them and any profit on the resale of the Securities as principals might by deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities act. The Company will not receive any proceeds from the sales of the securities but will receive proceeds from the exercise of A Warrants. Sales of the Securities, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock and A Warrants.

                           DESCRIPTION OF SECURITIES

    The following description relating to the Common Stock and A Warrants of the Company is a summary and is qualified in its entirety by the provisions of the Company's certificate of incorporation, as amended, and by-laws, copies of which are available from the Company upon written request.

COMMON STOCK

    The shares of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the Company are subject to the preference given to holders of Preferred Stock; (ii) are entitled to share ratable in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) are not subject to pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto, and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

    The Company has paid no cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, the financial needs of the Company, and other pertinent factors.

    The Company intends to furnish its stockholders with annual reports of its operations, containing audited financial statements and with additional information concerning the business and affairs of the Company whenever deemed appropriate by the board of directors.

SERIES B PREFERRED STOCK

    On July 23, 1996 the board of directors of the Company at a Special Meeting of the Board of Directors authorized the issuance of an aggregate of 4,000,000 Series B Preferred Shares of the Company to Brenda Taylor (1,000,000) and Messrs. Taylor (1,000,000), Winder (1,000,000) and DePalo (1,000,000) in return for their personal guarantees of approximately $3,000,000 of the Company's Subordinated Convertible Debentures. Each share of the Series B Preferred Stock is valued at $1.50 per share and convertible into 1.50 shares of Common Stock. The Series B Preferred Shares are payable by a three year promissory note bearing interest at the rate of 7% per annum, with interest accruing, but not payable until the securities are sold. The promissory notes are immediately extended for additional one-year terms. The Series B Preferred Shares are fully paid and non-assessable. The promissory notes are non-recourse, but are collateralized by a pledge of the Stock.


    These Series B Preferred Shares are subject to a three (3) year vesting period pursuant to which 1/3 of the shares will vest immediately, and thereafter, on July 23, 1997, if Brenda Taylor and Messrs. Taylor, Winder and DePalo are still employed by or a director of the Company at such time, an additional one-third shall vest and thereafter on July 23, 1998, if the aforementioned individuals are still employed by or a director of the Company at such time, the balance shall vest. On July 23, 1996, the Company reserved 6,000,000 common shares for issuance upon the conversion of these Series B Preferred Shares.

    On October 17, 1996, at the Annual Meeting of Shareholders, shareholders voting in person and by proxy, voted to approve "Proposal No. 3" described in the Company's Notice of Annual Meeting and Proxy Statement, which ratified the issuance of the Series B Preferred Shares.

A WARRANTS

    The A Warrants are governed by and subject to the terms of a warrant agreement as amended (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company, New York, New York, as the warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."


    As of the date hereof, there are 6,260,000 A Warrants issued and outstanding. The Company has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of the A Warrants.


    The Company may redeem the A Warrants with the consent of the Representative at any time after May 12, 1996 at a price of $0.001 per A Warrant upon 45 days' prior written notice if the closing bid quotation of the Common Stock on NASDAQ has been at least $8.00 during the 20 consecutive trading days ending on the third day prior to the day on which notice of redemption is given.


    On or about December 24, 1996 the board of directors authorized a reduction in the conversion price of the A Warrants from $5.00 to $2.25. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $2.25 per share exercisable until May 12, 1999. The A Warrants contain anti-dilution provisions that protect the Class A warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. Class A warrantholders will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the A Warrants in accordance with the terms thereof, will be fully paid and non-assessable.


    During the time when the A Warrants are exercisable, the Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of A Warrants reside in order to comply with applicable laws in connection with the exercise of the A Warrants and the resale of the Common Stock issued upon such exercise. So long as the A Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the registration statement required to be filed under the Securities Act, and to take appropriate action under Federal and state securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the A Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the A Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the A Warrants but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

B WARRANTS


    The Company has authorized the issuance of B Warrants to purchase a maximum of 1,000,000 shares of Common Stock, and has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of such B Warrants. As of the date hereof 990,000 B Warrants have been issued. No fractional shares will be issued upon the exercise of the B Warrants, the Company will pay cash in lieu of fractional shares. On November 20, 1995 the board of directors authorized an amendment to the Warrant Agreement to provide for the consolidation of 690,000 B Warrants having the same economic terms as outstanding A Warrants and to permit the holders of such 690,000 B Warrants to hold A Warrants in registered form. At this time the board of directors authorized the issuance of an additional 690,000 A Warrants to replace these 690,000 B Warrants.


    The Company may redeem the B Warrants at a price of $.001 per warrant at any time after May 12, 1996 upon 45 days' prior written notice if the closing bid quotation of the Common Stock has been at least $8.00 on all 20 of the trading days ending on the third day prior to the day on which notice of redemption is given. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.00 per share until the fourth anniversary of the Effective Date. On January 20, 1995, the Company agreed to reduce the exercise price of 300,000 B Warrants from $5.00 to $2.50 and amended the exercise period of these 300,000 B Warrants so that they are not exercisable until February 1, 1996. The B Warrants contain provisions that protect the B Warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. B Warrantholders will not possess any rights as a shareholder of the Company. The shares of Common Stock, when issued upon the exercise of the B Warrants in accordance with the terms thereof, will be fully paid and non-assessable. The Company may amend the terms of the B Warrants. The Company has no present intention of amending such terms.

TRANSFER AND WARRANT AGENT

    The Company's transfer agent and Warrant Agent is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.

                                 LEGAL MATTERS


    The validity of the shares of Securities offered hereby will be passed upon for the Company by Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530. A partner of the firm of Sommer & Schneider LLP owns 10,000 shares of the Company's Common Stock.


                                    EXPERTS


    The consolidated financial statements of Electronics Communications Corp. at December 31, 1996 and 1995 for the years then ended incorporated by reference in this Prospectus and the registration statement have been examined by Stetz, Belgiovine CPAs, P.C. independent public accountants, as of and for the periods indicated whose report thereon appears elsewhere in the prospectus. Such financial statements have been included in reliance upon the report of Stetz, Belgiovine CPAs, P.C. given upon their authority as experts in accounting and auditing.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
Electronics Communications Corp.

    We have audited the accompanying consolidated balance sheets of Electronics Communications Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electronics Communications Corp. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 21. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

STETZ, BELGIOVINE CPAs, P.C.

February 17, 1997
Montclair, NJ 07042

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1996           1995
                                                                                       -------------  ------------
CURRENT ASSETS
  Cash...............................................................................  $     179,188  $     18,000
  Restricted Cash....................................................................       --           1,100,000
  Accounts Receivable (Net of $574,910 and $80,987 Allowance for Doubtful Accounts at
  December 31, 1996 and 1995, respectively)..........................................        676,797     2,204,789
  Inventories........................................................................        187,953       476,796
  Bid Deposit........................................................................       --           1,000,000
  Loan Receivable....................................................................        114,560       550,000
  Prepaid Expenses...................................................................         12,162        78,849
                                                                                       -------------  ------------
  TOTAL CURRENT ASSETS...............................................................      1,170,660     5,428,434
                                                                                       -------------  ------------
PROPERTY AND EQUIPMENT
  Property and Equipment.............................................................      2,754,910       335,858
  Accumulated Depreciation...........................................................       (634,314)      (75,544)
                                                                                       -------------  ------------
  NET PROPERTY AND EQUIPMENT.........................................................      2,120,596       260,314
                                                                                       -------------  ------------
OTHER ASSETS
  PCS Licenses.......................................................................     26,452,200       --
  Deferred Interest..................................................................        479,401
  Loan Origination Fees..............................................................        186,839       --
  Paging Carrier Agreement...........................................................        980,022       --
  Deferred Private Placement Costs...................................................        237,243       225,787
  Deferred License Costs.............................................................        335,932       293,810
  Security Deposits and Other Assets.................................................        160,795        38,313
  Goodwill...........................................................................         66,202       --
  Deferred Registration Costs........................................................         84,176       --
                                                                                       -------------  ------------
TOTAL OTHER ASSETS...................................................................     28,982,810       557,910
                                                                                       -------------  ------------
  TOTAL ASSETS.......................................................................  $  32,274,066  $  6,246,658
                                                                                       -------------  ------------
                                                                                       -------------  ------------


                See Notes to Consolidated Financial Statements.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1996           1995
                                                                                       -------------  ------------
CURRENT LIABILITIES
    Accounts Payable.................................................................  $   1,956,329  $  1,783,344
    Notes Payable--Other.............................................................      1,081,538        28,000
    Notes Payable--Bank..............................................................         95,000     1,225,000
    Notes Payable--Stockholders......................................................        181,677       252,007
    Current Portion of Obligations Under Capital Leases..............................        234,885        50,244
    Current Portion of Long Term Debt................................................          8,793       --
    Private Placement Advance........................................................        500,000       116,223
    Accrued Expenses.................................................................        552,005       248,764
    Accrued Interest.................................................................        493,401       --
    Customer Deposits................................................................         24,009       --
                                                                                       -------------  ------------
    TOTAL CURRENT LIABILITIES........................................................      5,127,637     3,703,582
                                                                                       -------------  ------------
LONG TERM LIABILITIES
    Notes Payable....................................................................     23,806,980       --
    Long Term Debt...................................................................         43,971       --
    Obligations under Capital Leases.................................................        745,639        78,801
                                                                                       -------------  ------------
    TOTAL LONG TERM LIABILITIES......................................................     24,596,590        78,801
                                                                                       -------------  ------------

Minority Interest....................................................................        415,474       --

STOCKHOLDERS' EQUITY
    Preferred Stock, par value $.01 per share, 8,000,000 authorized, 4,000,000 Series
      B Non--Voting Convertible Shares issued outstanding at December 31, 1996.......         40,000       --
    Common Stock, par value $.05 per share, 40,000,000 authorized, issued and outstanding 12,189,174 and 3,003,697 at December 31, 1996 and 1995,
      respectively...................................................................        609,460       150,186
    Additional Paid-In Capital.......................................................     16,102,199     5,320,629
    Retained (Deficit)...............................................................     (8,611,593)   (2,947,539)
    Subscription Receivable..........................................................     (6,000,000)      --
    Notes Receivable Arising from Common Stock Purchase Warrants Sold................         (5,701)      (59,001)
                                                                                       -------------  ------------
TOTAL STOCKHOLDERS' EQUITY...........................................................      2,134,365     2,464,275
                                                                                       -------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................................  $  32,274,066  $  6,246,658
                                                                                       -------------  ------------
                                                                                       -------------  ------------


                See Notes to Consolidated Financial Statements.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         PREFERRED STOCK          COMMON STOCK      ADDITIONAL   RETAINED
                                                      ----------------------  --------------------   PAID-IN     EARNINGS
                                                       SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL     (DEFICIT)
                                                      ---------  -----------  ---------  ---------  ----------  -----------
Balance as of January 1, 1995.......................    240,000   $   2,400   1,516,086  $  75,804  $  644,942  ($  318,580)

Payment of Loan for Purchase B Warrants.............     --          --          --         --          --          --
Conversion of Preferred Shares......................   (240,000)     (2,400)    240,000     12,000      (9,600)     --
Sale of Common Stock................................     --          --       1,000,000     50,000   3,396,569      --
Sale of 2,000,000 "A" Warrants......................     --          --          --         --         200,000      --
Sale of 300,000 "A" Warrants........................     --          --          --         --          26,100      --
Stock Issued in Connection with Advertising and
  Promotional Services..............................     --          --         200,000     10,000   1,065,000      --
Replacement of Shares...............................     --          --          47,611      2,382      (2,382)     --
Net Loss............................................     --          --          --         --          --       (2,628,959)
                                                      ---------  -----------  ---------  ---------  ----------  -----------
Balance as of December 31, 1995.....................     --          --       3,003,697    150,186   5,320,629   (2,947,539)
Payment of Loan for Purchase B Warrants.............     --          --          --         --          --          --
Sale of Common Stock................................     --          --          69,430      3,472     152,812      --
Issuance of Common Stock for Settlement of Potential
  Litigation........................................     --          --          34,715      1,736      72,033      --
Sale of Common Stock................................     --          --         500,000     25,000     506,250      --
Shares Issued in Connection with Marketing
  Agreement.........................................     --          --         100,000      5,000     182,500      --
Shares Issued in Connection with Consulting
  Agreement.........................................     --          --       2,300,000    115,000   1,322,500      --
Shares Issued in Connection with Acquisition........     --          --         194,500      9,725     379,275      --
Conversion of Debentures............................     --          --       5,706,832    285,342   1,948,700      --
Sale of Preferred Stock.............................  4,000,000      40,000      --         --       5,960,000      --
Shares Issued in Connection With Debt Agreements....     --          --         280,000     14,000     257,500      --
Net Loss............................................     --          --          --         --          --       (5,664,054)
                                                      ---------  -----------  ---------  ---------  ----------  -----------
Balance as of December 31, 1996.....................  4,000,000   $  40,000   12,189,174 $ 609,460  $16,102,199 $(8,611,593)
                                                      ---------  -----------  ---------  ---------  ----------  -----------
                                                      ---------  -----------  ---------  ---------  ----------  -----------

                                                      NOTES RECEIVABLE
                                                        ARISING FROM
                                                        COMMON STOCK     SUBSCRIPTION
                                                      PURCHASE WARRANTS   RECEIVABLE     TOTAL
                                                      -----------------  ------------  ---------
Balance as of January 1, 1995.......................      ($ 99,000)          --       $ 305,566
Payment of Loan for Purchase B Warrants.............         39,999           --          39,999
Conversion of Preferred Shares......................         --               --          --
Sale of Common Stock................................         --               --       3,446,569
Sale of 2,000,000 "A" Warrants......................         --               --         200,000
Sale of 300,000 "A" Warrants........................         --               --          26,100
Stock Issued in Connection with Advertising and
  Promotional Services..............................         --               --       1,075,000
Replacement of Shares...............................         --               --          --
Net Loss............................................         --               --       (2,628,959)
                                                           --------      ------------  ---------
Balance as of December 31, 1995.....................        (59,001)          --       2,464,275
Payment of Loan for Purchase B Warrants.............         53,300           --          53,300
Sale of Common Stock................................         --               --         156,284
Issuance of Common Stock for Settlement of Potential
  Litigation........................................         --               --          73,769
Sale of Common Stock................................         --               --         531,250
Shares Issued in Connection with Marketing
  Agreement.........................................         --               --         187,500
Shares Issued in Connection with Consulting
  Agreement.........................................         --               --       1,437,500
Shares Issued in Connection with Acquisition........         --               --         389,000
Conversion of Debentures............................         --               --       2,234,042
Sale of Preferred Stock.............................         --           (6,000,000)     --
Shares Issued in Connection With Debt Agreements....         --               --         271,500
Net Loss............................................         --               --       (5,664,054)
                                                           --------      ------------  ---------
Balance as of December 31, 1996.....................      $  (5,701)      $(6,000,000) $2,134,365
                                                           --------      ------------  ---------
                                                           --------      ------------  ---------


                 See Notes to Consolidated Financial Statements

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
SALES
  Electronics...................................................  $   2,978,142  $   4,943,988
  Commissions...................................................      3,394,444      3,792,527
  Paging & Two Way Radio........................................        984,851       --
                                                                  -------------  -------------
  TOTAL SALES...................................................      7,357,437      8,736,515
                                                                  -------------  -------------
COST OF SALES
  Electronics...................................................      2,895,598      4,368,493
  Commissions...................................................      2,851,363      3,195,601
  Paging & Two Way Radio........................................        445,808       --
                                                                  -------------  -------------
  TOTAL COST OF SALES...........................................      6,192,769      7,564,094
                                                                  -------------  -------------
  GROSS PROFIT..................................................      1,164,668      1,172,421
                                                                  -------------  -------------
EXPENSES
  Selling.......................................................      2,092,053      1,103,963
  General and Administrative....................................      4,529,304        961,281
  Advertising and Promotional Services..........................       --            1,075,000
                                                                  -------------  -------------
  TOTAL EXPENSES................................................      6,621,357      3,140,244
                                                                  -------------  -------------
OPERATING LOSS BEFORE OTHER INCOME,
  OTHER EXPENSES AND INCOME TAXES...............................     (5,456,689)    (1,967,823)
                                                                  -------------  -------------
  OTHER INCOME
  Minority Interest in Loss of Consolidated Subsidiaries........         55,264       --
  Interest Income...............................................         17,200         31,234
                                                                  -------------  -------------
  TOTAL OTHER INCOME............................................         72,464         31,234

  OTHER EXPENSES
  Interest Expense..............................................        206,060         85,427
  Settlement of Potential Litigation............................         73,769       --
  Amortization of Bridge Financing Costs........................       --              606,943
                                                                  -------------  -------------
  TOTAL OTHER EXPENSES..........................................        279,829        692,370
                                                                  -------------  -------------
NET LOSS BEFORE INCOME TAXES....................................     (5,664,054)    (2,628,959)
  Income Taxes..................................................       --             --
                                                                  -------------  -------------
NET LOSS........................................................  ($  5,664,054) ($  2,628,959)
                                                                  -------------  -------------
                                                                  -------------  -------------
LOSS PER COMMON SHARE...........................................         ($1.06)        ($1.11)
                                                                  -------------  -------------
                                                                  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NOTE 11)............      5,337,876      2,368,809
                                                                  -------------  -------------
                                                                  -------------  -------------


                See Notes to Consolidated Financial Statements.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                YEAR ENDED
                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1996         1995
                                                                                         -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss.............................................................................  ($5,664,054) ($2,628,959)
  Adjustments to Reconcile Net Loss to Net Cash Used By Operations:....................
  Non-Cash Advertising and Promotional Services........................................      --         1,075,000
  Issue of Common Stock For Marketing and Consulting Agreements........................    1,625,000      --
  Depreciation and Amortization........................................................      643,431      656,908
  Provision for Doubtful Accounts......................................................      493,923       50,790
  Non-Cash Settlement of Potential Litigation..........................................       73,769      --
  Minority Interest In Loss............................................................      (55,264)     --
  Changes in:
    Accounts Receivable................................................................      759,366     (664,636)
    Inventories........................................................................      217,613       67,659
    Prepayments........................................................................       55,024      (40,556)
    Accounts Payable...................................................................     (119,657)      60,477
    Security Deposits..................................................................      (98,904)     (17,715)
    Accrued Expenses and Taxes Payable.................................................      303,241      140,256
    Accrued interest...................................................................       14,000      --
    Customer Deposits..................................................................       24,009      --
                                                                                         -----------  -----------
      TOTAL ADJUSTMENTS................................................................    3,935,551    1,328,183
                                                                                         -----------  -----------
NET CASH USED BY OPERATING ACTIVITIES..................................................   (1,728,503)  (1,300,776)
                                                                                         -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Unrestriction of Cash................................................................    1,100,000      --
  Bid Deposit..........................................................................      --        (1,000,000)
  Notes Receivable Arising from Common Stock Purchase Warrants.........................       53,300       39,999
  Deferred Licenses Costs..............................................................      (42,122)    (293,810)
  Deferred Private Placement Costs.....................................................      (11,456)     --
  Deferred Registration Costs..........................................................      (84,176)     --
  License Costs........................................................................   (1,645,220)     --
  Additions to Property and Equipment..................................................     (726,140)     (88,021)
  Loan Receivable......................................................................       (8,000)    (550,000)
  Paging Carrier Agreement.............................................................      725,580      --
  Payment for Purchase of Threshold Communications, Inc. net of cash acquired..........     (158,511)     --
  Other Assets.........................................................................      --             6,496
                                                                                         -----------  -----------
NET CASH USED BY INVESTING ACTIVITIES..................................................     (796,745)  (1,885,336)
                                                                                         -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of Shareholder Loans........................................................      (70,330)     187,616
  Proceeds of Other Loans..............................................................      703,538     (112,000)
  Payments of Bridge Loans.............................................................      --          (800,000)
  Payments of Bank Loans...............................................................   (1,130,000)   1,135,000
  Restriction of Cash..................................................................      --        (1,100,000)
  Deferred Private Placement Costs.....................................................      --          (225,787)
  Private Placement Advance............................................................      500,000      116,223
  Net Proceeds from Debentures.........................................................    2,234,376      --
  Principal Payments under Capital Lease Obligation....................................     (118,836)      (2,528)
  Principal Payments of Long Term Debt.................................................       (3,288)     --
  Sale of Common Stock.................................................................      570,976    3,869,385
                                                                                         -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES..............................................    2,686,436    3,067,909
                                                                                         -----------  -----------
NET INCREASE (DECREASE) IN CASH........................................................      161,188     (118,203)
CASH, BEGINNING OF YEAR................................................................       18,000      136,203
                                                                                         -----------  -----------
CASH, END OF YEAR......................................................................  $   179,188  $    18,000
                                                                                         -----------  -----------
                                                                                         -----------  -----------



                 See Notes to Consolidated Financial Statement.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                                                                 YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                              1996         1995
                                                                                          ------------  ----------
SUPPLEMENTAL DISCLOSURE FOR CASH FLOWS
  CASH PAID DURING THE YEAR FOR:
  Interest..............................................................................  $    206,060  $   85,427
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Property Acquired Under Capital Leases................................................       970,315     131,573
  Issuance of Common Stock in Connection with Debt Agreements...........................       271,500
  Issuance of Common Stock in Connection with Conversion of Debentures..................     2,234,676
  Fair Value of Assets Acquired.........................................................     1,114,000
  Less: Cash Acquired...................................................................        16,489
       Conversion of Loans Receivable to Equity in Subsidiary...........................       550,000
       Issuance Of Common Stock.........................................................       389,000

                 See Notes to Consolidated Financial Statement.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BUSINESS ACTIVITY AND BASIS OF PRESENTATION

    During 1994, Electronics Communications Corp. (the "Company") changed its name from Genetic Breeding, Inc. to Internow Affiliates, Inc. and then to Electronics Communications Corp. Effective on January 1, 1994, the Company acquired Free Trade Distributors, Inc. (which engages in the wholesale distribution of cellular telephones and related accessories and electronic products) and Trade Zone Distributors, Inc. (which engages in the activation of cellular radio subscribers for commissions, both serving the New York Metropolitan Area) in a business combination accounted for as a reverse acquisition (the "Acquisition"). Accordingly, the historical financial statements of Free Trade Distributors, Inc. and Trade Zone Distributors, Inc. (the "Operating Entities" or "Acquirers") are included in the consolidated statements of operations for the periods prior to the Acquisition. The assets acquired and the liabilities assumed were recorded at cost. Historical Stockholders' Equity of the Operating Entities has been retroactively restated, as set forth in Note 2, in that the number of shares of common stock received in the Acquisition, after adjustment of the par value of the Company's and the Acquirers' common stock with an offset to additional paid-in capital. Retained Earnings (deficiency) of the Acquirers were carried forward.


    In 1995, the Company formed Electrocomm Wireless, Inc., a Delaware corporation as a subsidiary, to become a radio paging and two-way radio carrier in the New York Metropolitan Area and the State of New Jersey. On January 6, 1995, Electrocomm Wireless, Inc. entered into a one year contract to utilize the transmission facilities of an unaffiliated paging carrier to commence paging operations. The agreement required a non-refundable one-time connection fee of $20,000, a monthly per diem charge per radio paging customer and the Company's pro rata share of monthly access charges. The contract expired in January and was not renewed.


    In July 1995, the Company formed Personal Communications Network, Inc.("PCN"), a Delaware corporation, as a majority (90%) owned subsidiary to participate in the Federal Communications Commission auction for licenses to engage in personal communications services ("PCS"). The Company has posted a bid deposit of $1,000,000. On May 8, 1996 the Company obtained six PCS licenses for $26,452,200 entitling it to operate wireless PCS telephone systems covering nearly 1.5 million people in three states. Subsequent to year end, four (4) officers and directors of the Company acquired a 24% interest in "PCN".

    On March 22, 1996, Threshold Communications, Inc. ("TCI") acquired substantially all of the assets and assumed certain liabilities of General Communications and Electronics, Inc. ("GCE"). TCI also acquired as part of this transaction 56 2/3% of the outstanding stock of General Towers of America, Inc. (which engages in the business of providing two way radio services in the New York Metropolitan Area). TCI and its subsidiary General Towers of America, Inc. ("GTA") are treated as subsidiaries of the Company.

    On June 28, 1996, the Company acquired 51% of Threshold Communications, Inc. (which engages in the business of providing radio paging services in the New York Metropolitan Area.)

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Electronics Communications Corp., subsequent to the Acquisition, and its wholly-owned subsidiaries, Free Trade Distributors, Inc., Trade Zone Distributors, Inc. (Trade Zone Distributors , Inc. has a wholly owned subsidiary, Trade Zone Distributors, II, Inc. which is an inactive, non-operating entity), Electrocomm Wireless, Inc., and majority owned subsidiaries, Personal Communications Network, Inc., Threshold Communications, Inc. and General Towers of America, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

(C) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the respective assets (5 to 7 years). Depreciation expense charged to operations for the year ended December 31, 1996 and 1995 was $546,535 and $49,965, respectively.

(D) INVENTORIES

    Inventories are valued at the lower of cost or market, cost is determined using the first in, first out method.

(E) REVENUE RECOGNITION

    It is the Company's policy to categorize revenue into either sales from electronic goods, commissions for fees earned on sales of cellular radio service contracts or sales from its radio paging and two way radio services. Sales from electronic goods includes, but is not limited to cellular phones and related accessories and other electronic automobile and office products. Revenue from the above mentioned products are recognized when they are shipped. Revenues from sales of electronic goods represented 40% and 57% of the Company's total revenue in 1996 and 1995. Commissions are inclusive of fees earned for the sale of cellular radio service contracts and residuals received on those contracts. Revenues and related commissions from the sale of the service contracts are recognized at the point of activation. Revenues from residuals are realized when approved by the cellular radio service supplier and are paid on customer usage for a maximum of three years. Commission revenue represented 46% and 43% of the Company's total revenue in 1996 and 1995. The Company establishes a reserve of 3.5% for charge-backs on customers that prematurely terminate cellular service. In addition to the commissions paid by the cellular radio supplier, the Company receives co-op fees. Co-op fees are reimbursements of expenditures that are approved by the cellular radio supplier for advertising and promotion in connection with the sale of cellular radio contracts. Revenues from radio paging and two way radio services are recognized in the beginning of the month for which they are invoiced and amounted to 13% of revenues in 1996.

(F) CONCENTRATION OF CREDIT RISK

    The Company maintains its major cash accounts in banks in the New York and New Jersey Area. The total cash deposits are insured by the Federal Deposit Insurance Corporation up to $100,000 per account.

    The Company currently receives all of its commission revenue from two major cellular radio carriers. Although there are a limited number of sources for this type of revenue, management believes that other sources could provide similar commissions on comparable terms. A change in carriers could cause a delay in activations and a loss of sales which would affect operating results adversely.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(G) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(H) RECENT PRONOUNCEMENTS

    During 1996, the Company adopted the provisions of two Statements of Financial Accounting Standards ("SFAS") issued by the Financial Accounting Standards Board. SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles be reviewed periodically for impairment. The adoption of SFAS 121 did not have a material effect on the financial statements.

    SFAS 123, "Accounting for Stock-Based Compensation" defines a fair value based method of measuring and recording compensation costs for employee stock compensation programs. The provisions of this FASB was used in valuing all stock-based compensation transactions.

(I) FAIR VALUE OF FINANCIAL INSTRUMENTS


    At December 31, 1996, the fair values of cash, cash equivalents, non-convertible short term debt and current portion of long-term debt, accounts payable, accrued interest, accrued salaries and other accrued liabilities approximated their carrying values because of the short-term nature of these instruments. The fair value and carrying amount of the Company's long term notes payable, as described in Note 7G, are deemed to be approximately equivalent as the Note was issued based upon current interest rates.


NOTE 2--ACQUISITION, RECAPITALIZATION AND PUBLIC OFFERING

    (A) As described in Note 1, the Company acquired all of the outstanding common stock of the Operating Entities. For accounting purposes the acquisition has been treated as a recapitalization of the Operating Entities with the Operating Entities as the Acquirers (reverse acquisition). As a result of this transaction, historical additional paid-in capital of the Operating Entities was retroactively reduced and common stock increased by $58,804 for the par value of the 1,176,086 shares of common stock received in the transaction. Prior to the acquisition, Free Trade Distributors, Inc. had 200 shares outstanding at $75 par value or $15,000 in common stock and $60,000 in additional paid-in capital. The recapitalization of these shares resulted in a transfer from common stock to additional paid-in capital of $15,000. In 1993, Trade Zone Distributors, Inc. was capitalized and issued 200 shares of $5 par value or $1,000 in common stock. The recapitalization of these shares resulted in a transfer from common stock to additional paid-in capital in the amount of $1,000. As a result of the reverse acquisition, additional paid-in capital was also reduced by $13,354 on January 1, 1994 (the effective date of the acquisition). This is reflective of the excess liabilities assumed over the assets by the Operating Entities. On January 1, 1994, the Company sold 340,000 shares of its common stock for $50,000. All references in the financial statements and notes thereto to the number of shares outstanding have been restated to reflect the 1 for 5 reverse common stock split described below. Additionally, On May 25, 1995, 47,611 shares were issued to a shareholder who did not receive the proper allocation when the company had its reverse common split in Note 2B.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2--ACQUISITION, RECAPITALIZATION AND PUBLIC OFFERING (CONTINUED)
    (B) On May 12, 1995 the Company successfully completed a public offering (the "Offering"). The Company sold 1,000,000 shares of Common Stock and 2,000,000 Common Stock Purchase Warrants at an initial offering price of $5.00 per share and $.10 per Warrant. In order to complete this transaction the Board approved a 1 for 5 reverse common stock split, in order to reduce the authorized Common Stock from 42,000,000 shares to 8,400,000 shares and increase the par value of the shares from $.01 to $.05. The Company also registered 1,000,000 shares of common stock owned by certain officers, directors and stockholders. In addition, the Company granted the Underwriter an option to purchase up to 100,000 shares of Common Stock and 200,000 Common Stock Purchase Warrants. On September 12, 1995 the Underwriter exercised the over-allotment option to purchase an additional 300,000 warrants. All references in the financial statements to average number of shares outstanding, per share amounts and stock option plan data have been restated to reflect the reverse common stock split.


    (C) On January 16, 1996 the Company consummated a Private Placement Offering of 69,430 shares of the Company's $.05 par value common stock at a price of $2.25 per share. The total offering resulted in gross proceeds of $156,285 of which $116,223 was advanced to the Company prior to December 31, 1995. Each subscriber, in addition to the shares, received demand registration rights, which require the Company to file a Registration Statement upon request of 25% or more of the shares sold in the offering at anytime during the 18 month period commencing 30 days from the closing date. In March 1996, the subscribers demanded that the Company file a Registration Statement covering their shares. The Company at that time was unable to comply with the request. In order to avoid a potential litigation for failing to file a Registration Statement on a timely basis, the Company issued an aggregate of 34,715 additional shares to the subscribers. The additional cost of these shares issued were treated as an increase of additional paid-in capital and expensed as a settlement of potential litigation.


    (D) On March 21, 1996, the Company entered into a letter of intent with an investment banking firm (the "Placement Agent"), pursuant to which the Company will offer $6,000,000 principal amount of the Company's Subordinated Convertible Debentures (the "Debenture"). The principle amount of the Debentures shall be convertible into shares of the Company's common stock at the option of the holder, immediately upon issuance, at a price equivalent to 25% discount from the average high closing bid price for five days prior to the conversion or $1.50, whichever is less. The Debenture bears interest at the rate of 5% per annum payable on April 1 of each year commencing April 1, 1997. The Debentures are redeemable and callable for conversion under certain circumstances and are due April 1, 2002. The Company has advanced to the Placement Agent a placement fee equal to 10% of the gross proceeds, a 2% non-accountable expense allowance and to issue 200,000 Warrants to purchase the Company's common stock at $2.25 per share. The Company intends to use the proceeds of this offering to increase its deposit in the PCS auction, build out its paging system and general working capital purposes. As of December 31, 1996 $2,990,000 was converted into 5,706,832 shares of Common Stock in accordance with the Debenture.

    (E) On April 8, 1996, the Company entered into a contractual agreement with a public relations and direct marketing firm for the intention of making its name and business better known to shareholders, investors and brokerage houses. The agreement is for a period of four months. The Company issued 100,000 shares of its Common Stock and expensed $187,500 for marketing cost.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2--ACQUISITION, RECAPITALIZATION AND PUBLIC OFFERING (CONTINUED)
    (F) On May 22, 1996, the Company completed a private placement of 500,000 shares of unregistered Common Stock for $625,000 ($1.25 per share). These shares were sold at $.75 (37.5%) discount to the market price of the Company's Common Stock on such date. This transaction was negotiated at arms length with the investors. The primary reasons why the discount was so large, was based on the aggregate amount of the shares relative to the total number of shares outstanding, the limited liquidity in the Company's Common Stock at such time, and the fact that the Common Stock was unregistered. Management determined that it was in the best interest of the Company to sell such shares, because the Company required large capital infusions to make the payments to the FCC for the six PCS licenses the Company obtained on May 8, 1996. The Company paid $93,750 in associated placement fees and legal costs.

    (G) On June 28, 1996, the Company purchased 51% of the common stock of TCI and its majority owned subsidiary GTA for $725,000 in cash and $389,000 of its common stock (194,500 shares at $2.00 per share).

    (H) On September 4, 1996, the Company entered into a Client Service Agreement with a public relations firm. Pursuant to the terms of the agreement, the firm was hired as a financial public relations consultant to promote the Company's business to the financial community. The term of the agreement is for two years. In consideration of the services to be performed by the firm, the Company issued 2,300,000 registered shares of the Company's common stock. The above transaction resulted in a non cash expense of $1,437,500.

    (I) In October 1996, the Company issued 200,000 shares of common stock to a private lender as consideration for borrowing $500,000 (See Note 7H). In addition, the private lender was granted 400,000 Class A Warrants with "Piggy Back" rights. The shares and warrants were valued at $183,750 and are included as loan origination fees and being amortized over the term of the loan.

    (J) In November 1996, the Company issued 80,000 shares of common stock to a private lender as consideration for borrowing $200,000 (See Note 7J). In addition, the private lender was granted 160,000 Class A Warrants with "Piggy Back" registration rights. The shares and warrants were valued at $87,750 and are included as loan origination fees and being amortized over the term of the loan.

    (K) In December 1996, the Company by a private placement memorandum, is offering for sale a maximum of 2,200,000 and a minimum of 700,000 units at a price of $1.50 per unit. Each unit consists of one (1) share of ECC common stock and one and one-half (1 1/2) Class A Warrants. The Class A Warrant entitles the purchaser to purchase one (1) additional share of common stock at $5.00 per share, subsequently reduced to $2.25 per share, at any time prior to May 12, 1999, subject to prior redemption by the Company. For additional details reference is made to the Private Placement Memorandum dated December 6, 1996. Subscriptions for 818,000 units have been received as of February 12, 1997.

NOTE 3--ACCOUNTS RECEIVABLE

    Accounts Receivable consist of amounts due for sales of electronic goods, commissions due from major cellular radio suppliers and from sales of radio paging and two way radio service. Components of Accounts Receivable are $758,088 for the sale of electronic goods, $240,908 for commissions, and $252,711 for the sale of radio paging and two way radio service at December 31, 1996 and $1,503,303, $782,473 and $-0- at December 31, 1995.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4--OTHER ASSETS

    (A) Deferred Private Placement Costs consists of certain legal, accounting, printing fees and other costs in connection with the private placement described in Note 2K. These costs, together with any additional costs incurred in connection with the placement will be recorded as a reduction of the proceeds to be received from the sale of the securities offered.

    (B) Deferred License Costs consists of various legal, consulting and registration fees in connection with obtaining paging licenses, two-way radio licenses and personal communication service licensing. Any interest cost associated with obtaining these licenses will be capitalized. The licenses when put into service will be amortized over a fifteen year period.

    (C) The Paging Carrier Agreement consists of six paging licenses with various paging carriers. The cost of such agreements are being amortized over a fifteen year period.

    (D) The PCS licenses were awarded in a Federal Communications Commissions "C" Block Auction. The markets awarded the Company include Elmire-Corning, New York; Bangor/Lewiston-Auburn/Waterville-Augusta, Maine; and Burlington/Rutland-Bennington, Vermont. The Vermont markets encompass virtually the whole state. The Maine markets cover a majority of the population and most of the state geographically. The licenses expire and are subject to renewal after ten (10) years.

    The Company's total winning bids amounted to $26,452,200, after the 25% discount provided to small businesses, which the Company qualifies for, under the terms of the auction. The Company deposited cash of $2,645,220. The remaining balance will be paid out over the next 10 years with 7% interest only during the first six years. Included on the license costs are certain legal fees incurred in obtaining the license. Also included in these costs are $7,630 of capitalized interest. The company has not begun PCS service. Upon inception of such services, the Company will amortize the licenses and related costs over a 10 year period.

NOTE 5 -- LOAN RECEIVABLE

    On December 31, 1996 the loan receivable-other consists solely of a note due from one of the Company's consultants. This note is due December 31, 1997 and bears an interest rate of 8% payable on demand.

NOTE 6 -- BID DEPOSIT

    The Company had participated in a Federal Communications Commission (the
FCC) auction for Personal Communication Services licenses. The FCC required an advance payment in the amount of $1,000,000 which was fully refundable in the event the Company was not the highest bidder. On May 8, 1996 the Company obtained six PCS licenses entitling it to operate wireless PCS telephone systems covering nearly 1.5 million people in three states (See Note 4D). The bid deposit is included in PCS Licenses at December 31, 1996.

NOTE 7--NOTES PAYABLE

NOTES PAYABLE CONSIST OF THE FOLLOWING:

    (A) Notes Payable--Other in the amount of $28,000 at December 31, 1995, and $5,000 at December 31, 1996 with interest at 10%, are payable on demand. Payment of the notes are personally guaranteed by certain officers and stockholders, and secured by a pledge of their personal property.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTES PAYABLE CONSIST OF THE FOLLOWING: (CONTINUED)
    (B) On April 18, 1995, the Company entered into a financing agreement with a bank in the amount of $100,000. This loan is personally guaranteed by the Company's President, cross corporate guaranteed by Free Trade Distributors, Inc. and secured by the Company's inventory. Interest is payable monthly at the rate of 1.5% per annum in excess of the bank's fluctuating prime lending rate. As of the date hereof, the interest rate was 10.5%. The loan became due and payable on April 18, 1996. At December 31, 1996 the balance on this loan was $95,000. This note was temporarily extended by the bank . On June 17, 1996 the bank extended the due date until April 17, 1997.

    (C) On October 6, 1995, the Company entered into a lending arrangement with a bank. In connection herewith, the Company could borrow up to $700,000 at an interest rate of 3/4% above the bank's base lending rate, payable on demand. At December 31, 1995, the interest rate was 9.5%. The Company deposited a $700,000 three month certificate of deposit with the bank as collateral for such loan. The Certificate earns a 5% interest. The loan is also secured by certain officers' personal guarantees, 245,000 shares of their stock and all the assets of the Company. On January 6, 1996 and then again on April 6, 1996 the bank extended the due date 90 days. The note was paid in 1996.

    (D) On December 22, 1995, the Company entered into a lending arrangement with a bank. In connection therewith, the Company borrowed $450,000 at an interest rate of 1% above the bank's base lending rate, payable in ninety days. At December 31, 1995, the interest rate was 9.75%. The Company deposited a $400,000 three month certificate of deposit with the bank as collateral for such loan. The Certificate earns a 5% interest. The loan is also secured by certain officers' and directors' personal guarantees and inventory. On March 22, 1996 the bank extended the due date 90 days. The note was paid in 1996.

    (E) On February 29, 1996, the Company entered into a financing arrangement with a corporation in the amount of $134,000. Interest is payable at a rate of 10% in monthly installments of $1,117 per month. As additional consideration, the Company issued the corporation 800,000 "A" Warrants with 90 day registration rights and "Piggy Back" registration rights with any other offering of the Company. The balance of this loan was $109,711 at December 31, 1996.

    (F) In connection with TCI's acquisition of GCE, the Company assumed a $350,000 non-interest bearing note payable to a corporation owned by a shareholder of the Company. The balance of this loan was $265,121 at December 31, 1996.

    (G) The Notes Payable--FCC consist of six 7% 10 year notes aggregating $23,806,980. The notes are payable in quarterly installments of interest only for the first six years and principal plus interest thereafter. The notes are secured by the PCS licenses. The interest payment due December 31, 1996 has not been paid. A default under this note ("Event of Default") shall occur if the maker remains delinquent for more than 90 days.

    (H) On September 20, 1996, the Company entered into a loan agreement with a private lender, pursuant to which the Company borrowed $500,000. The loan bears interest at the rate of 10% per annum. The loan becomes due and payable on or before June 20, 1997, however the Company may request an automatic three (3) month extension on the due date. The Company used the proceeds of this loan for general corporate purposes.

    (I) Purchase Money Notes Payable in monthly installments of $1,262 including interest at 13%. The last payment is due on August 1, 2001. This loan is collateralized by equipment with a book value of $44,842. The balance of this loan at December 31, 1996 was $52,764.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTES PAYABLE CONSIST OF THE FOLLOWING: (CONTINUED)
    (J) On October 21, 1996 the Company entered into a loan agreement with a private lender in the amount of $200,000. The loan is due in November 1997 with interest at 10% per annum. The loan is secured by all of the Company's current accounts receivable as well as all equipment and fixtures owned by the Company. See Notes 2J and 13.

NOTE 8--CAPITAL LEASE

    Capital Leases include $1,117,073 for equipment. Minimum future lease payments under capital leases as of December 31, 1996 for each of the next five years and in the aggregate are:

1997............................................  $ 364,917
1998............................................    349,959
1999............................................    298,975
2000............................................    203,982
2001............................................     55,797
                                                  ---------
Total Minimum Lease Payments....................  1,273,630
Less: Amount Representing Interest..............   (293,106)
                                                  ---------
Present Value of Net Minimum Lease Payments.....    980,524
Less: Current Maturities included in Current
  Liabilities...................................   (234,885)
                                                  ---------
Long Term Obligations Under Capital Leases......  $ 745,639
                                                  ---------
                                                  ---------

    The interest rates on the capitalized leases range from 10% to 29.17% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessors implicit rate of return.

NOTE 9--NOTES PAYABLE--STOCKHOLDERS

    Notes Payable--Stockholders are unsecured and payable on demand with interest at rates from 7.5% to 10.65% per annum.

NOTE 10--OTHER ADVERTISING, PROMOTIONAL AND MARKETING SERVICES

    (A) On July 21, 1995, the Company entered into an Advertising and Promotional Services Agreement, pursuant to which the Company agreed to issue 200,000 shares of its common stock, $.05 par value, in exchange for services provided to the Company. These services included analysis, advice, advertising and promotional ideas and marketing campaign in connection with the Company's development of its distribution of cellular products in South America. The Company issued the stock to the consultant on August 8, 1995 which resulted in a non-cash expense of $1,075,000 in the year ending December 31, 1995.

    (B) Various agreements described in Notes 2E and 2H were entered into during 1996. These transactions resulted in a non-cash expense of $1,625,000 in 1996.

    (C) On October 7, 1996 the Company entered into a consulting agreement. Pursuant to the agreement the consulting firm is to provide financial consulting and advisory services to the Company and its subsidiary PCN, including, without limitation, general advice with respect to financing, acquisition, joint venture or other corporate transactions. In consideration of the services to be rendered PCN is issuing to

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10--OTHER ADVERTISING, PROMOTIONAL AND MARKETING SERVICES (CONTINUED) the consulting firm or its designees ten shares of its common stock representing an aggregate of 10% of the issued and outstanding shares of PCN.

NOTE 11--LOSS PER COMMON SHARE

    The Company computes loss per common share by dividing the net loss by the weighted average number of common stock and dilutive equivalent shares outstanding, as retroactively adjusted to reflect shares issued for the business combination described in Note 1A and the 1 for 5 reverse common stock split described in Note 2A, and common stock equivalents outstanding during the period. The computation of fully diluted net loss per share was antidilutive in each of the periods presented; therefore, the amounts reported for primary and fully diluted loss are the same.

NOTE 12--CONVERTIBLE PREFERRED STOCK

    On July 23, 1996, the Board of Directors of the Company authorized the issuance of an aggregate of 4,000,000 shares of Series B Preferred Stock ("Preferred Stock"). Each share of Preferred Stock is valued at $1.50 per share and convertible into 1.5 shares of the Company's Common Stock. These shares were purchased by three (3) year Promissory Notes ("Notes") bearing interest at the rate of 7% per annum. The interest shall accrue and not be payable until the securities are sold. The Notes shall be immediately extendible for additional one year terms. The Notes are non-recourse, but collateralized by the Pledge of the Preferred Stock. Each share of Preferred Stock is subject to a three year vesting period, whereby 1/3 was immediately vested, and the balance to be vested during the next two years as long as the aforementioned individuals remain as either an officer or director of the company.

NOTE 13--WARRANTS TO PURCHASE COMMON STOCK

    (A) The Company approved the sale to certain officers, directors and stockholders of 1,000,000 Common Stock Purchase B Warrants at a price of $.10 per Warrant, exercisable at $5.00 per share. On November 30, 1994, the Company issued 990,000 Common Stock Purchase B Warrants for $.10 per Warrant, payable by the Company accepting promissory notes bearing interest at 8% per annum due on the earlier of the exercise of the Warrants, or December 1, 1996. On January 20, 1995, the Company agreed to reduce the exercise price of 300,000 B Warrants from $5.00 to $2.50 and amended the exercise period of these 300,000 B Warrants so that they are not exercisable until February 1, 1996.

    (B) During 1996, the company issued 560,000 shares of Class A Warrants in connection with obtaining financing from certain private lenders. The Warrants entitle the holder to purchase one share of common stock at a price of $2.50 and are exercisable through May 12, 1999.

NOTE 14--INCOME TAXES

    The Company adopted the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has net operating loss carryforwards that it does not expect to utilize pursuant to Internal Revenue Regulations.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15--CONTINGENT LIABILITIES

    (A) On December 1, 1994, the Company entered into an employment agreement with the President of the Company for a term of five years with an option for an additional three one year terms. The agreement provides for annual compensation of $150,000 during the term of the employment agreement and entitles the President to certain fringe benefits, including automobile maintenance, disability insurance, medical benefits and life insurance coverage. The President has agreed that during the term of his agreement and for 12 months thereafter (unless the agreement is terminated without cause), he will be subject to non-competition provisions. Upon termination of employment without cause, the President will be entitled to a lump sum payment of $75,000 multiplied by the number of years of his employment by the Company.

    (B) The Company has engaged a management company, which is an affiliate of the Underwriter used in the Public Offering described in Note 2B, as the Company's management consultant, for a period of 15 months commencing December 14, 1994, at a fee of $75,000 (exclusive of out-of-pocket expenses), which was paid on May 12, 1995. In addition, the Company has agreed, subject to any required regulatory approvals, to pay the Representative a finder's fee, in the event that the Representative originates within five years following the Effective Date of the Offering a merger, acquisition, joint venture or other transaction to which the Company is party, in the amount equal to 5% of the first $4,000,000, 4% of the next $1,000,000, 3% of the next $1,000,000 and 2% of the excess, if any, over $6,000,000 of the consideration actually received by the Company in any such transaction.

    (C) On June 1, 1995, the Company entered into a consulting agreement with a corporation owned by four of the Company's legal representatives for non-legal services. In consideration for services performed by the consultant the Company agreed to pay $144,000 per year for five years payable in monthly installments of $12,000.


    (D) On May 17, 1995, the Company entered into an employment agreement with the Executive Vice President, which was amended on October 1, 1995. The term of the agreement is for five years with an option for additional one year terms. The agreement provides for annual compensation of $137,500 during the term of the employment agreement and entitles the Executive Vice President to certain fringe benefits, including automobile maintenance, disability insurance, medical benefits and life insurance coverage. The Executive Vice President has agreed that during the term of his agreement and for 6 months thereafter (unless the agreement is terminated without cause), he will be subject to non-competition provisions. Upon termination of employment without cause, the Executive Vice President will be entitled to a lump sum payment of $50,000 multiplied by the number of years of his employment by the Company


    (E) Effective September 12, 1996, the Company entered into Employment Agreement with the Secretary of the Company. The form of the Agreement is for five years, at an annual salary of $75,000, plus a monthly car allowance of $750/month.

NOTE 16 -- MAJOR SUPPLIERS

    Free Trade Distributors, Inc. purchased 100% of its cellular telephones and related accessories from four major suppliers and Trade Zone Distributors, Inc. received 100% of its income from two cellular radio suppliers.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17--OPERATING LEASE

    On May 15, 1996, the Company entered into a five year operating lease expiring May 31, 2001 for a 14,000 square foot warehouse and office facility. The Company has an option to renew the lease for a 5 year period at an adjusted annual rent.

    Minimum future rental payments under this non-cancelable operating lease for each of the remaining years are:

1997..............................................................  $ 110,888
1998..............................................................    110,888
1999..............................................................    110,888
2000..............................................................    110,888
2001..............................................................     46,203
                                                                    ---------
Total Minimum Future Rental Payments..............................  $ 489,755
                                                                    ---------
                                                                    ---------

    In addition, the Company rents tower space at numerous locations under terms ranging from month to month to 5 years at a minimum annual rental of approximately $200,000. Rent expense for 1996 and 1995 was approximately $232,000 and $64,000 respectively.

NOTE 18 -- AMENDMENT TO CERTIFICATE OF INCORPORATION

    On March 12, 1996, at a meeting of the Company's shareholders a majority of the Company's shareholders voted in favor of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 8,400,000 to 40,000,000.

NOTE 19 -- STOCK OPTION PLAN

    The Company's Board of Directors which adopted a Stock Option Plan (the "Plan") approved by stockholders, under which, options to purchase up to an aggregate of 500,000 shares of Common Stock are available for grants to officers, directors, consultants and key employees of the Company. The Plan provides for the grant of incentive stock options, non-qualified stock options and director's options. The Plan will terminate in 2004, unless sooner terminated by the Board of Directors. As a result of the reverse split the Board of Directors, with stockholders approval, increased the number of shares of Common Stock, after the effective date of the reverse split, which may be subject to options granted under the Plan from 100,000 to 300,000. On July 10, 1995 the Company issued 20,000 options to a director of the Company at a price of $3.80, 5,000 of these options were exercisable immediately, 5,000 on July 10, 1996, 5,000 on July 10, 1997 and 5,000 on July 10,1998 and expire on July 10,
2,000. The fair value of the stock was less than the option price therefore no compensation expense was recognized in 1995. No shares have been excised under the plan.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20--PENDING LITIGATION

    (A) On March 4, 1996 the Company commenced an action entitled Electronics Communications Corp. as Plaintiff against Toshiba America Consumer Products, Inc. ("Toshiba") and Audiovox Corporation, case number 96 Civ. 1565 in United States District Court, Southern District of New York. The complaint asserts claims for antitrust, breach of contract, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $5,000,000. This action was commenced because the Company expended significant monies and resources including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of South American cellular telephone program which the Company was to undertake exclusively on behalf of Toshiba. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This unilateral decision has caused significant damages to the Company. The defendants, Toshiba and Audiovox, moved to dismiss the case, claiming that the Company had not pled a cognizable antitrust cause of action, and that the remaining claims should be dismissed for lack of supplemental jurisdiction. On August 12, 1996 the Court ruled in favor of the motion of defendants Toshiba and Audiovox and the cause was dismissed on such date. The Company has appealed the Court's ruling and settlement negotiations are ongoing. If an adequate settlement cannot be reached, the Company will vigorously prosecute this claim.

    (B) In addition, a supplier has made a claim against the Company for approximately $400,000 with respect to goods sold and delivered to the Company. The Company believes it has substantial counterclaims to this action. Negotiations with respect to a non-judicial resolution will be commencing, however, no assurance can be provided that such negotiations will be successfully accomplished.

NOTE 21--BUSINESS PLAN AND LIQUIDITY

    The Company's financial statements for the year ended December 31, 1996 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has incurred net losses of $5,664,054, and $2,628,959 for the years ended December 31, 1996 and 1995. The Company has a working capital deficiency of $3,956,977 at December 31, 1996. Management recognizes that the Company must generate additional resources or consider modifying operations to enable it to continue operations with available resources. Management's plans include consideration of the sale of additional equity securities under appropriate market conditions, alliances with entities interested in and resources to support the Company's operation or other business transactions which would generate sufficient resources to assume continuation of the Company's operations.

    The Company has retained investment banking counsel to advise it on the possible sale of equity securities as well as to introduce and assist in the evaluation of potential merger and partnering opportunities. The Company also has retained independent consultants to assist it to identify other entities interested in its business. Management expects that these efforts will result in the introduction of other parties with interests and resources which may be compatible with that of the Company. However, no assurances can be given that the Company will be successful in raising additional capital or entering into a business alliance. Further, there can be no assurance, assuming the Company raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate additional financing or enter into such business alliance, management will be required to sharply curtail the Company's operations.

               ELECTRONICS COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 22--PRO FORMA INFORMATION

    The following unaudited pro forma combined results of operations for the year ended December 31, 1996 accounts for the acquisition described in Note 2G as if it had occurred on January 1, 1996.

               UNAUDITED PRO FORMA COMBINED RESULTS OF OPERATIONS

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Sales..........................................................................  $   8,492,801
Net Loss.......................................................................  ($  5,815,046)
Net Loss Per Common Share......................................................  $       (1.09)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Documents Incorporated by Reference.......................................    2
Prospectus Summary........................................................    4
The Offering..............................................................    5
Summary Consolidated Financial Data.......................................    6
Pro Forma Consolidated Financial Data.....................................    7
Recent Significant Developments...........................................    8
Risk Factors..............................................................   13
Use of Proceeds...........................................................   28
Dilution..................................................................   28
Certain Market Information................................................   28
Selected Financial Data...................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
  Operation...............................................................   30
Selling Securityholders...................................................   34
Plan of Distribution......................................................   34
Description of Securities.................................................   35
Legal Matters.............................................................   37
Experts...................................................................   37
Consolidated Financial Statements.........................................  F-1
Notes to Consolidated Financial Statements................................  F-8


                                  ELECTRONICS
                           COMMUNICATIONS CORP. INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Estimated expenses in connection with the issuance and distribution of the Securities to be registered are as follows:


Securities and Exchange Commission..............................  $1,596.45
Accounting......................................................   2,000.00
Printing........................................................   2,000.00
Legal Fees and Disbursements....................................  15,000.00
Miscellaneous...................................................   1,000.00
                                                                  ---------
                                                                  $21,596.45
                                                                  ---------
                                                                  ---------


    The Selling Securityholders will not bear any portion of the expenses of this Offering. The Company will therefore bear all expenses of this Offering.

ITEM 15. INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

    Pursuant to the Company's certificate of incorporation, as amended, and bylaws, filed as exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

    Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

    The Company's certificate of incorporation, as amended, and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

    The foregoing provisions may provide indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy.

ITEM 16. EXHIBITS


  EXHIBIT                                                                                                INCORPORATED BY
    NO.                                            DESCRIPTION                                            REFERENCE TO
-----------  ----------------------------------------------------------------------------------------  -------------------

        4.2  Form of Warrant Certificate                                                                           (1)

        4.3  Form of Warrant Agreement                                                                             (2)

        4.4  Amendment to Warrant Agreement                                                                        (4)

        5.1  Opinion of Sommer & Schneider, LLP including consent                                                  (3)

       23.1  Consent of Stetz, Belgiovine CPAs, P.C.                                                               (4)

       23.2  Consent of Sommer & Scheider, LLP (included in Exhibit 5.1)                                           (3)

       24    Power of Attorney                                                                                     (5)

       99.1  Loan Agreement between the Company and Strategic Marketing, Int'l Inc. dated October 21,
             1996.                                                                                                 (6)

       99.2  Loan Agreement between the Company and Marrotta Group dated September 20, 1996.                       (6)


------------------------

(1) Incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 (File No. 33-89336).

(2) Incorporated by reference to initial Registration Statement on Form SB-2 (File No. 33-89336).

(3) Filed as part of Amendment No. 2 to this Registration Statement.

(4) Filed herein.

(5) Filed as part of the initial filing of this Registration Statement.


(6) Filed as part of Amendment No. 3 to this Registration Statement.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement at the time the SEC declared it effective, and

    (5) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on February 21, 1997.


                                Electronics Communications Corp.

                                By:                /s/ LES WINDER
                                     -----------------------------------------
                                                    Les Winder,
                                              EXECUTIVE VICE PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ WILLIAM S. TAYLOR       Chairman of the Board,        February 21, 1997
------------------------------    Chief Executive Officer,
      William S. Taylor           President (Principal
                                  Executive and Financial
                                  Officer)

        /s/ LES WINDER          Executive Vice President      February 21, 1997
------------------------------    and Treasurer
          Les Winder

      /s/ BRENDA TAYLOR         Director and Secretary        February 21, 1997
------------------------------
        Brenda Taylor

     /s/ ANDREW A. MILLER       Controller                    February 21, 1997
------------------------------
       Andrew A. Miller

              *                 Director                      February   , 1997
------------------------------
          Mal Gurian

              *                 Director                      February   , 1997
------------------------------
       Ira J. Tabankin

      /s/ ROBERT DEPALO         Director                      February 21, 1997
------------------------------
        Robert DePalo

        /s/ LES WINDER
------------------------------
*By Les Winder, pursuant to a
      power of attorney



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